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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

RLJ LODGING TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
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☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

  March 30, 2012

Dear Fellow Shareholders:

        You are cordially invited to attend the 2012 Annual Meeting of Shareholders (the "Annual Meeting") of RLJ Lodging Trust, which will be held at the Bethesda Hyatt Hotel, 7400 Wisconsin Avenue, Bethesda, Maryland 20814, on Friday, May 4, 2012, at 8:30 a.m. Eastern Time.

        At the Annual Meeting, you will be asked to (i) elect seven trustees; (ii) ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2012; (iii) approve (on a non-binding basis) the compensation of our named executive officers; (iv) recommend (on a non-binding basis) the frequency of the advisory vote related to the compensation of our named executive officers; and (v) transact such other business as may properly come before the meeting or any adjournments or postponements of the Annual Meeting. The accompanying Proxy Statement provides a detailed description of these proposals.

        To assist you in voting your shares, you will find enclosed the Notice of Annual Meeting, the 2012 Proxy Statement and our 2011 Annual Report to Shareholders, which includes our audited financial statements. We urge you to read the accompanying materials so that you will be informed about the business to be addressed at the Annual Meeting. In addition to the formal business that will be transacted, management will report on the progress of our business and respond to comments and questions of general interest to our shareholders.

        On behalf of our Board of Trustees and our employees, we thank you for your continued interest in and support of our company. We look forward to seeing you on May 4.

Sincerely,

Thomas J. Baltimore, Jr.	Robert L. Johnson
President and Chief Executive Officer	Executive Chairman

RLJ LODGING TRUST
3 Bethesda Metro Center
Suite 1000
Bethesda, MD 20814

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 4, 2012

        NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Shareholders (the "Annual Meeting") of RLJ Lodging Trust will be held at the Bethesda Hyatt Hotel, 7400 Wisconsin Avenue, Bethesda, Maryland 20814 on Friday, May 4, 2012, at 8:30 a.m. Eastern Time, for the following purposes:

  (1)
  to elect the seven trustees named in the Proxy Statement;

  (2)
  to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2012;

  (3)
  to approve (on a non-binding basis) the compensation of our named executive officers;

  (4)
  to recommend (on a non-binding basis) the frequency of the advisory vote related to the compensation of our named executive officers; and

  (5)
  to transact such other business as may properly come before the meeting or any adjournments or postponements of the Annual Meeting.

        The Board of Trustees has fixed the close of business on March 13, 2012 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting. Accordingly, only shareholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

        This notice and the enclosed Proxy Statement are first being made available to our shareholders on or about March 30, 2012.

By Order of the Board of Trustees,

Anita Cooke Wells Corporate Secretary

Bethesda, Maryland
March 30, 2012

        YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON, IF YOU DESIRE.

RLJ LODGING TRUST
3 Bethesda Metro Center
Suite 1000
Bethesda, MD 20814

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 4, 2012.

This Proxy Statement and our 2011 Annual Report to Shareholders are available at http://www.rljlodgingtrust.com/meeting.html

ABOUT THE MEETING

Why am I receiving this Proxy Statement?

        This Proxy Statement contains information related to the solicitation of proxies for use at our 2012 annual meeting of shareholders, to be held at the Bethesda Hyatt Hotel, 7400 Bethesda, Maryland 20814, on Friday, May 4, 2012, at 8:30 a.m. Eastern Time, for the purposes stated in the accompanying Notice of Annual Meeting of Shareholders. This solicitation is made by RLJ Lodging Trust on behalf of our Board of Trustees, or the Board. "We," "our," "us," and the "Company" refer to RLJ Lodging Trust. This Proxy Statement, the enclosed proxy card and our 2011 Annual Report to Shareholders are first being mailed to shareholders beginning on or about March 30, 2012.

What am I being asked to vote on?

        You are being asked to vote on the following proposals:

  •
  Proposal 1 (Election of Trustees):  The election of the seven trustee nominees named in this Proxy Statement, each for a term expiring at the 2013 annual meeting;

  •
  Proposal 2 (Ratification of PricewaterhouseCoopers LLP):  The ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2012;

  •
  Proposal 3 (Advisory Vote to Approve Named Executive Officer Compensation):  An advisory vote to approve the compensation of our named executive officers, which is commonly referred to as "Say-On-Pay"; and

  •
  Proposal 4 (Advisory Vote on the Frequency of Say-On-Pay Advisory Votes):  An advisory vote on the frequency of future shareholder advisory votes to approve the compensation of our named executive officers, which is commonly referred to as "Say-When-On-Pay".

What are the Board's voting recommendations?

        The Board recommends that you vote as follows:

  •
  Proposal 1 (Election of Trustees):  "FOR" each of the Board's nominees for election as trustees;

  •
  Proposal 2 (Ratification of PricewaterhouseCoopers LLP): "FOR" the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2012;

  •
  Proposal 3 (Advisory Vote to Approve Named Executive Officer Compensation): "FOR" the advisory "Say-On-Pay" vote to approve the compensation of our named executive officers; and

  •
  Proposal 4 (Advisory Vote on the Frequency of Say-On-Pay Advisory Votes): "EVERY YEAR" with respect to the advisory vote on the frequency of future Say-On-Pay votes. While our Board is recommending that you vote "EVERY YEAR" with respect to the frequency of holding future Say-On-Pay votes, shareholders are being asked to vote on whether future Say-On-Pay votes should occur every one, two or three years, or to abstain from voting on the matter, and not whether they approve or disapprove the Board's recommendation.

Who is entitled to vote at the annual meeting?

        Only holders of record of our common shares at the close of business on March 13, 2012, the record date for the annual meeting, are entitled to receive notice of the annual meeting and to vote at the meeting. Our common shares constitute the only class of securities entitled to vote at the meeting.

What are the voting rights of shareholders?

        Each common share outstanding on the record date entitles its holder to cast one vote on each matter to be voted on.

Who can attend the annual meeting?

        All holders of our common shares at the close of business on March 13, 2012, the record date for the annual meeting, or their duly appointed proxies, are authorized to attend the annual meeting. Admission to the meeting will be on a first-come, first-served basis. If you attend the meeting, you may be asked to present valid photo identification, such as a driver's license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

        Please also note that if you are the beneficial owner of shares held in "street name" (that is, through a bank, broker or other nominee), you will need to bring a copy of the brokerage statement reflecting your share ownership as of March 13, 2012.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

        Many shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

  •
  Shareholder of record.  If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered the shareholder of record of those shares and these proxy materials are being sent directly to you by us.

  •
  Beneficial owner.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the annual meeting unless you bring with you a legal proxy from the shareholder of record.

What will constitute a quorum at the annual meeting?

        The presence at the meeting, in person or by proxy, of the holders of a majority of the common shares outstanding on March 13, 2012 will constitute a quorum, permitting the shareholders to conduct business at the meeting. We will include abstentions and broker non-votes in the calculation of the number of shares considered to be present at the meeting for purposes of determining the presence of a quorum at the meeting. As of the March 13, 2012 record date, there were 106,644,632 common shares outstanding.

What are broker non-votes?

        Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners at least ten days before the annual meeting. If that happens, the nominees may vote those shares only on matters deemed "routine" by the New York Stock Exchange (the "NYSE"), the exchange on which our common shares are listed. On non-routine matters, nominees cannot vote without instructions from the beneficial owner, resulting in a so-called "broker non-vote."

        Proposal 2 (ratification of PricewaterhouseCoopers LLP) is the only proposal that is considered "routine" under the NYSE rules. If you are a beneficial owner and your shares are held in the name of a broker, the broker is permitted to vote your shares on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2012 even if the broker does not receive voting instructions from you.

        Under NYSE rules, Proposals 1, 3 and 4 (election of trustees, Say-On-Pay and Say-When-On-Pay, respectively) are considered non-routine. Consequently, if you do not give your broker instructions, your broker will not be able to vote on any of these proposals.

How many votes are needed for the proposals to pass?

        The proposals to be voted on at the annual meeting have the following voting requirements:

  •
  Proposal 1 (Election of Trustees):  Trustees are elected by plurality vote. There is no cumulative voting in the election of trustees. Therefore, the seven trustee nominees receiving the highest number of "FOR" votes will be elected. For purposes of the election of trustees, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

  •
  Proposal 2 (Ratification of PricewaterhouseCoopers LLP):  The affirmative vote of a majority of the votes cast is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2012, which is considered a routine matter. For purposes of the vote on the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they and broker non-votes will be considered present for the purpose of determining the presence of a quorum.

  •
  Proposal 3 (Say-On-Pay):  The affirmative vote of a majority of the votes cast is required for approval of the advisory vote to approve the compensation of our named executive officers (Proposal 3). For purposes of the vote on Proposal 3, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

  •
  Proposal 4 (Say-When-On-Pay):  The affirmative vote of a majority of the votes cast is required for approval of the frequency of future shareholder advisory "Say-On-Pay" votes to approve the compensation of our named executive officers (Proposal 4). Since shareholders have several voting choices for Proposal 4, it is possible that no single choice will receive a majority of the votes cast. For Proposal 4, the option receiving a plurality of the votes cast on the proposal will be deemed the preferred option of shareholders. For purposes of the vote on Proposal 4, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

Will any other matters be voted on?

        As of the date of this Proxy Statement, we are not aware of any matters that will come before the annual meeting other than those disclosed in this Proxy Statement. If any other matters are properly brought before the annual meeting, the persons named in the accompanying proxy card will vote the shares represented by the proxies on the other matters in the manner recommended by our Board, or, if no such recommendation is given, in the discretion of the proxy holders.

How do I vote?

        If you are a shareholder of record, you may vote by marking your voting instructions, signing, dating and mailing your proxy card in the enclosed postage-paid envelope. If you are a beneficial owner and your shares are held by a bank or broker, you should follow the instructions provided to you by the bank or broker. Although most banks and brokers now offer voting by mail, telephone and on the Internet, availability and specific procedures will depend on their voting arrangements.

If I plan to attend the annual meeting, should I still vote by proxy?

        Yes. Voting in advance does not affect your right to attend the annual meeting. If you send in your proxy card and also attend the annual meeting, you do not need to vote again at the annual meeting unless you want to change your vote. Written ballots will be available at the meeting for shareholders of record. Beneficial owners who wish to vote in person at the annual meeting must request a legal proxy from their brokerage firm, bank, trustee or other agent and bring that legal proxy to the annual meeting.

How are proxy card votes counted?

        If the accompanying proxy card is properly signed and returned to us, and not subsequently revoked, it will be voted as directed by you. Unless contrary instructions are given, the persons designated as proxy holders on the proxy card will vote: "FOR" the election of all nominees for our Board of Trustees named in this Proxy Statement; "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; "FOR" the advisory "Say-On-Pay" vote to approve the compensation of our named executive officers; "FOR" "one year" on the advisory vote on the frequency of holding advisory Say-On-Pay votes of shareholders; and as recommended by our Board of Trustees with regard to any other matters that may properly come before the meeting, or, if no such recommendation is given, in their own discretion.

May I revoke my vote after I return my proxy card?

        Yes. You may revoke a previously granted proxy at any time before it is exercised by (i) filing with our Secretary a notice of revocation or a duly executed proxy bearing a later date or (ii) attending the meeting and voting in person.

Who pays the costs of soliciting proxies?

        We will pay the costs of soliciting proxies. In addition to soliciting proxies by mail, our officers, trustees and other employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse such persons' out-of-pocket expenses.

        You should rely only on the information provided in this Proxy Statement. We have not authorized anyone to provide you with different or additional information. You should not assume that the information in this Proxy Statement is accurate as of any date other than the date of this Proxy Statement or, where information relates to another date set forth in this Proxy Statement, then as of that date.

PROPOSALS TO BE VOTED ON

Proposal 1: Election of Trustees

        Our Board of Trustees is currently comprised of seven trustees, all of whom have terms expiring at the 2012 annual meeting. The nominees, all of whom are currently serving as trustees of the Company, have been recommended by our Board of Trustees for re-election to serve as trustees for one-year terms until the 2013 annual meeting of shareholders and until their successors are duly elected and qualified. Based on its review of the relationships between the trustee nominees and the Company, the Board of Trustees has affirmatively determined that the following trustees are "independent" trustees under the rules of the NYSE and under applicable rules of the Securities and Exchange Commission (the "SEC"): Evan Bayh, Nathaniel A. Davis, Robert M. La Forgia, Glenda G. McNeal and Joseph Ryan.

        The Board of Trustees knows of no reason why any nominee would be unable to serve as a trustee. If any nominee is unavailable for election or service, the Board of Trustees may designate a substitute nominee and the persons designated as proxy holders on the proxy card will vote for the substitute nominee recommended by the Board of Trustees. Under these circumstances, the Board of Trustees may also, as permitted by our bylaws, decrease the size of our Board of Trustees.

  Nominees for Election for a One-Year Term Expiring at the 2013 Annual Meeting

        The following table sets forth the name and age of each nominee for trustee, indicating all positions and offices with us currently held by the trustee.

Name	Age(1)	Title
Robert L. Johnson	65	Executive Chairman of the Board of Trustees
Thomas J. Baltimore, Jr.	48	President, Chief Executive Officer and Trustee
Evan Bayh	56	Trustee
Nathaniel A. Davis	58	Trustee
Robert M. La Forgia	53	Trustee
Glenda G. McNeal	51	Trustee
Joseph Ryan	70	Trustee

(1)
Age as of March 30, 2012

        Set forth below are descriptions of the backgrounds and principal occupations of each of our trustees, and the period during which he or she has served as a trustee.

        Robert L. Johnson has served as the Executive Chairman of our Board of Trustees since the formation of the Company. Prior to the formation of the Company, Mr. Johnson co-founded and served as the chairman of RLJ Development, LLC ("RLJ Development") and founded and currently serves as the chairman of The RLJ Companies, LLC, which owns or holds interests in a diverse portfolio of companies in the banking, private equity, real estate, film production, gaming and automobile dealership industries. Prior to co-founding RLJ Development in 2000, he was founder and chairman of Black Entertainment Television, or BET, which was acquired in 2001 by Viacom Inc., a media-entertainment holding company. Mr. Johnson continued to serve as chief executive officer of BET until 2006. He currently serves on the boards of directors of KB Home (NYSE: KBH), the Lowe's Companies, Inc. (NYSE: LOW) and Strayer Education, Inc. (NASDAQ: STRA). He was a director of Hilton Hotels Corporation, a global lodging company, and US Airways Group, Inc. until 2006 and 2005, respectively. Mr. Johnson received his Bachelor of Arts degree from the University of Illinois and his Master of Public Administration degree from Princeton University.

        Our Board of Trustees determined that Mr. Johnson should serve on our Board of Trustees based on his experience as a successful business leader and entrepreneur, as well as his experience in a number of critical areas, including real estate, finance, brand development and multicultural marketing.

        Thomas J. Baltimore Jr. has served as the President and Chief Executive Officer of our Company and a member of our Board of Trustees since the formation of the Company. Prior to the formation of the Company, Mr. Baltimore co-founded RLJ Development and served as its president from 2000 until the formation of our Company. During this time period, RLJ Development raised and invested more than $2.2 billion in equity. Previously, Mr. Baltimore served as vice president of gaming acquisitions of Hilton Hotels Corporation from 1997 to 1998 and later as vice president of development and finance from 1999 to 2000. He also served in various management positions with Marriott Corporation and Host Marriott Services Corporation, including vice president of business development from 1994 to 1996. Mr. Baltimore currently serves on the boards of directors of Prudential Financial, Inc. (NYSE: PRU), Duke Realty Corporation (NYSE: DRE) and Integra Life Sciences Company (NASDAQ: IART). Mr. Baltimore received his Bachelor of Science degree from the McIntire School of Commerce, University of Virginia and his Master of Business Administration degree from the Colgate Darden School of Business, University of Virginia.

        Our Board of Trustees determined that Mr. Baltimore should serve on our Board of Trustees based on his extensive knowledge of the Company and his experience and relationships in the lodging industry.

        Evan Bayh has served as one of our trustees and as chairman of our Nominating and Corporate Governance Committee since our initial public offering. Since 2011, Senator Bayh has been a partner at McGuireWoods LLC, a global diversified law firm, and a senior advisor at Apollo Global Management, a leading global alternative asset management firm. From 1999 through 2010, Senator Bayh was a member of the United States Senate, representing the state of Indiana. He served on six Committees—Banking, Housing and Urban Affairs; Armed Services; Energy and Natural Resources; the Select Committee on Intelligence; Small Business and Entrepreneurship; and the Special Committee on Aging. He also chaired two subcommittees. From 1989 until 1997, Senator Bayh served as the Governor of Indiana. Prior to this, he was elected to statewide office as the Indiana Secretary of State. Senator Bayh received a Bachelor's degree with honors in Business Economics from Indiana University and a Juris Doctor degree from the University of Virginia.

        Our Board of Trustees determined that Senator Bayh's experience as a former United States Senator and former Governor of Indiana, in addition to his breadth of management experience, adds valuable expertise to our Board of Trustees, especially with respect to regulatory and governance issues.

        Nathaniel A. Davis has served as one of our trustees and as chairman of our Compensation Committee since our initial public offering. Mr. Davis has served as managing director of RANDD Advisory Group, a business consulting group that advises venture capital, media, and technology firms and provides due diligence, business process improvement, sales process improvement, management development and business plan development services since 2003. From 2006 through 2008, Mr. Davis served as chief executive officer and president of XM Satellite Radio, a leading broadcaster of satellite radio. He also was a member of the XM Satellite Radio board of directors from 1999 until 2008. Mr. Davis served as executive in residence of Columbia Capital, a venture capital firm, from 2003 until 2006. From 2000 to 2003, Mr. Davis was President, Chief Operating Officer and a member of the board of directors of XO Communications, a telecommunications service provider. XO Communications filed for Chapter 11 bankruptcy in June 2002 and emerged from bankruptcy in 2003. Prior to this, Mr. Davis served as executive vice president, network and technical service of Nextel Communications; as chief financial officer of MCI Telecommunications U.S.; and as president and chief operating officer of MCI Metro. Mr. Davis currently is a director of K12 Inc. (NYSE: LRN), an online educational services provider, and Unisys, a systems integration company. He previously was a board member of

Charter Communications, a cable television operator. Mr. Davis received a Bachelor of Science degree in Engineering from the Stevens Institute of Technology, a Master of Science degree in Computer Science from the University of Pennsylvania and a Master of Business Administration degree from the Wharton School of Business, University of Pennsylvania.

        Our Board of Trustees determined that Mr. Davis should serve on our Board of Trustees based on his extensive financial, operational and entrepreneurial experience. Our Board of Trustees also has determined that Mr. Davis qualifies as an "audit committee financial expert."

        Robert M. La Forgia has served as one of our trustees and as the chairman of our Audit Committee since our initial public offering. Currently, Mr. La Forgia is principal of Apertor Hospitality, LLC, a national advisory and asset management services firm specializing in the hospitality and gaming industries, which he founded in August 2009. In March 2008, Mr. La Forgia joined The Atalon Group, a boutique turnaround management and advisory firm specializing in troubled real estate situations and served as executive vice president—finance of certain Atalon Group subsidiaries until July 2010. Prior to this, Mr. La Forgia held a number of leadership positions during his 26-year tenure at Hilton Hotels Corporation (currently Hilton Worldwide), a global hospitality firm. Mr. La Forgia served as the chief financial officer (and chief accounting officer) of Hilton Hotels Corporation from 2004 through 2008, first as a senior vice president and subsequently as executive vice president. From 1996 through 2004, he was senior vice president and controller of Hilton, and prior to this, he held a number of management positions within Hilton's corporate finance function. Mr. La Forgia received a Bachelor of Science degree in Accounting from Providence College and a Master of Business Administration degree from the Anderson School of Management at the University of California, Los Angeles.

        Our Board of Trustees determined that Mr. La Forgia should serve on our Board of Trustees based on his significant experience in the critical areas of accounting, finance, real estate, capital markets and hospitality, primarily at a publicly-held company. Our Board of Trustees determined that Mr. La Forgia qualifies as an "audit committee financial expert."

        Glenda G. McNeal has served as one of our trustees since our initial public offering. Since 1989, Ms. McNeal has worked for the American Express Company (NYSE: AXP), a global payments, network, credit card and travel services company, where she has served since 2010 as Executive Vice President and General Manager of the Global Client Group in Global Merchant Services. In this role, she is responsible for managing the largest global relationships for the company. Ms. McNeal was employed by Salomon Brothers, Inc. from 1987 until 1989 and began her career with Arthur Andersen, LLP in 1982. She serves on the board of directors of United States Steel Corporation (NYSE: X), an integrated steel producer with major production operations in the United States, Canada and Central Europe, and is a trustee of Dillard University, where she serves as Vice Chairperson of the Board of Trustees and chairperson of its Governance and Nomination Committee. She also is a member of the Board of Directors of Vente Privée USA, a joint venture between American Express and VentePrivée.com, and the PepsiCo Ethnic Advisory Board, where she serves as chair of the Human Sustainability Committee. Ms. McNeal received a Bachelor of Arts degree in Accounting from Dillard University and a Master of Business Administration degree in Finance from the Wharton School of Business, University of Pennsylvania.

        Our Board of Trustees determined that Ms. McNeal should serve on our Board of Trustees based on her background in financial management, finance, accounting and travel-related businesses.

        Joseph Ryan has served as our lead trustee since our initial public offering. Since 2007, Mr. Ryan has served as chairman and chief executive officer of Ryan Investments, LLC, a private firm with investments in hospitality, private banking, and technology start-ups, and Joseph Ryan & Associates, a company offering mediation, arbitration and consulting services for companies and professional services organizations. Prior to this, he was a partner in the business transactions group at Venable, LLP, a law firm based in Washington, DC. From 1994 through 2006, Mr. Ryan served as executive vice president and general counsel for Marriott International, Inc., a hotel management and hospitality firm. Before joining Marriott International, Mr. Ryan practiced law for 27 years with the Los Angeles-based law firm of O'Melveny & Myers, where he also served as managing partner. Mr. Ryan received a Bachelor of Arts degree from the University of Washington and his Juris Doctor degree from the Columbia School of Law.

        Our Board of Trustees determined that Mr. Ryan should serve on our Board of Trustees due to his knowledge of and experience in the hospitality industry, expertise in corporate governance and risk assessment and oversight, legal background and general business knowledge.

  Vote Required and Recommendation

        The affirmative vote of a plurality of all the votes cast at the annual meeting is necessary for the election of a trustee. Therefore, the seven individuals with the highest number of affirmative votes will be elected to the seven trusteeships. For purposes of the election of trustees, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote. There is no cumulative voting with respect to the election of trustees.

OUR BOARD OF TRUSTEES RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES SET FORTH ABOVE.

 Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

        The Audit Committee of our Board of Trustees, which is composed entirely of independent trustees, has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. After careful consideration of the matter and in recognition of the importance of this matter to our shareholders, the Board of Trustees has determined that it is in the best interests of the Company and our shareholders to seek the ratification by our shareholders of our Audit Committee's selection of our independent registered public accounting firm. A representative of PricewaterhouseCoopers LLP will be present at the annual meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

  Vote Required and Recommendation

        The affirmative vote of the holders of a majority of all the votes cast at the annual meeting with respect to the matter is necessary for the approval of Proposal 2. For purposes of approving Proposal 2, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote. Even if the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is ratified, the Audit Committee may, in its discretion, change that appointment at any time during the year should it determine such a change would be in our and our shareholders' best interests. In the event that the appointment of PricewaterhouseCoopers LLP is not ratified, the Audit Committee will consider the appointment of another independent registered public accounting firm, but will not be required to appoint a different firm.

OUR BOARD OF TRUSTEES RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

  Relationship with Independent Registered Public Accounting Firm

        Our consolidated financial statements for the year ended December 31, 2011 have been audited by PricewaterhouseCoopers LLP, which served as our independent registered public accounting firm for that year.

        The following summarizes the fees billed by PricewaterhouseCoopers LLP for services performed for the year ended December 31, 2011:

Year Ended December 31, 2011
Audit Fees(1)	$1,751,892
Audit-Related Fees	—
Tax Fees	424,860
All Other Fees	—

Total	$2,176,752

(1)
Audit fees for 2011 include fees for services associated with our initial public offering, including review of registration statements and related issuances of comfort letters and consents and other services related to SEC matters.

  Pre-Approval Policies and Procedures

        The Audit Committee's policy is to review and pre-approve, either pursuant to the Audit Committee's Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee, any engagement of the Company's independent auditor to provide any permitted non-audit service to the Company. The Audit Committee has delegated authority to its chairperson to pre-approve engagements for the performance of audit and non-audit services, for which the estimated cost for such services shall not exceed $100,000 in the aggregate in any calendar year. The chairperson must report all pre-approval decisions to the Audit Committee at its next scheduled meeting and provide a description of the terms of the engagement. If the Audit Committee reviews and ratifies any engagement that was pre-approved by the chairperson of the Audit Committee, then the fees payable in connection with the engagement will not count against the $100,000 aggregate annual fee limit.

 Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation

        We are providing our shareholders an opportunity to indicate whether they support our compensation program for our named executive officers as described in this Proxy Statement by voting for or against the following resolution. This vote, commonly referred to as "Say-On-Pay," is not intended to address any specific item of compensation, but instead relates to the Compensation Discussion and Analysis, the tabular disclosures regarding named executive officer compensation, and the narrative disclosure accompanying the tabular presentation. We believe that it is appropriate to seek the views of shareholders on the design and effectiveness of our executive compensation program. Although the vote on this resolution is advisory in nature and, therefore, will not bind us to take any particular action, our Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by shareholders in their vote and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.

        We believe our executive compensation policies and procedures are centered on pay-for-performance principles and are closely aligned with the long-term interests of our shareholders. As described under the heading "Compensation Discussion and Analysis," our executive compensation program is designed to attract and retain outstanding executives, to reward them for superior performance and to ensure that compensation provided to them remains competitive. We seek to align the interests of our executives and shareholders by tying a substantial portion of our executives' total compensation to performance measures that align long-term shareholder value and leadership actions that are expected to position our Company for long-term success.

        For the reasons discussed above, we believe our compensation program for our named executive officers is instrumental in helping us achieve our operational and financial goals. Accordingly, we believe that our compensation program should be endorsed by our shareholders, and we are asking our shareholders to vote "FOR" the following resolution:

    "RESOLVED, that the shareholders hereby approve the compensation of the Company's named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative executive compensation disclosure contained in this Proxy Statement."

  Vote Required and Recommendation

        The affirmative vote of a majority of the votes cast at the annual meeting with respect to the matter is required to endorse (on a non-binding advisory basis) the compensation of the Company's named executive officers. For purposes of the vote on this proposal, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.

OUR BOARD OF TRUSTEES RECOMMENDS A VOTE "FOR" THE PROPOSAL.

 Proposal 4: Advisory Vote on the Frequency of the Advisory Vote to Approve Named Executive Officer Compensation

        We are presenting this proposal to provide shareholders the opportunity to cast a non-binding advisory vote on how frequently the Company should submit a "Say-On-Pay" proposal for consideration by our shareholders. As a shareholder, you may vote to hold an advisory "Say-On-Pay" vote every one, two or three years, or to abstain from voting.

        After careful consideration of this proposal, our Board of Trustees has determined that an advisory "Say-On-Pay" vote to approve the compensation of our named executive officers that occurs every year is the most appropriate alternative for the Company. Our Board of Trustees believes an annual advisory vote is consistent with our philosophy on executive compensation and will allow shareholders to provide their most direct input on our executive compensation philosophy, policies and practices as disclosed in the Proxy Statement each year.

        While this vote is advisory in nature and therefore will not bind us to adopt any particular frequency, our Board of Trustees intends to carefully consider the shareholder vote resulting from the proposal and to continue to evaluate the options for how frequently we hold "Say-On-Pay" votes.

  Vote Required and Recommendation

        Shareholders are not voting to approve or disapprove the recommendation of our Board of Trustees that the non-binding advisory vote to approve the compensation of our named executive officers be held every year. The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected (on a non-binding advisory basis) by the shareholders. For purposes of this proposal, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.

OUR BOARD OF TRUSTEES RECOMMENDS A VOTE FOR THE "1 YEAR" ALTERNATIVE SET OUT IN THE PROXY CARD.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Profile

        Our corporate governance is structured in a manner that our Board of Trustees believes aligns our interests with those of our shareholders. Notable features of our corporate governance structure include the following:

  •
  our Board of Trustees is not staggered, with each of our trustees subject to re-election annually;

  •
  our Board of Trustees currently has seven trustees, a majority (five) of whom our Board of Trustees affirmatively has determined, after broadly considering all relevant facts and circumstances, to be "independent" under the listing standards of the NYSE and under applicable rules of the SEC;

  •
  at least two of our trustees qualify as an "audit committee financial expert" as defined by the SEC;

  •
  we have opted out of the business combination and control share acquisition statutes in the Maryland General Corporation Law; and

  •
  we do not have a shareholders rights plan.

Corporate Governance Guidelines

        Our Board of Trustees has adopted Corporate Governance Guidelines, which set forth a flexible framework within which the Board, assisted by its committees, directs the affairs of the Company. The Corporate Governance Guidelines reflect the Board's commitment to monitoring the effectiveness of decision-making at the Board and management level and ensuring adherence to good corporate governance principles, all with a goal of enhancing shareholder value over the long term. The Corporate Governance Guidelines address, among other things:

  •
  the responsibilities and qualifications of trustees, including trustee independence;

  •
  the responsibilities, composition and functioning of Board committees;

  •
  the appointment and role of the lead trustee;

  •
  principles of trustee compensation; and

  •
  management succession and review.

        Our Corporate Governance guidelines are subject to periodic review by the Nominating and Corporate Governance Committee.

Code of Business Conduct and Ethics

        Our Board of Trustees has adopted and maintains a Code of Business Conduct and Ethics that applies to our officers (including our President and Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer), trustees and employees. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

  •
  honest and ethical conduct, including the honest and ethical handling of actual or potential conflicts of interest between personal and professional relationships;

  •
  compliance with applicable governmental laws, rules and regulations;

  •
  full, fair, accurate, timely and understandable disclosure in the reports we file or submit to the SEC and in other public communications;

  •
  fair dealing with our customers, suppliers, consultants, competitors, employees and other persons with whom we interact;

  •
  prompt internal reporting of violations of the Code of Business Conduct and Ethics to appropriate persons; and

  •
  accountability for adherence to the Code of Business Conduct and Ethics.

        Any waiver of, or amendments to, the Code of Business Conduct and Ethics that apply to our executive officers or trustees may be made only by the Nominating and Corporate Governance Committee or another committee of the Board of Trustees comprised solely of independent trustees or a majority of our independent trustees. Any waivers will be disclosed promptly. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of the Code of Business Conduct and Ethics applicable to our President and Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer by posting such information on our website at www.rljlodgingtrust.com, under the section, "Investor Relations—Corporate Governance."

Availability of Corporate Governance Materials

        Shareholders may view our corporate governance materials, including the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, on our website at www.rljlodgingtrust.com, and these documents are available in print to any shareholder who sends a written request to such effect to Investor Relations, RLJ Lodging Trust, 3 Bethesda Metro Center, Suite 1000, Bethesda, MD 20814. Information at or connected to our website is not and should not be considered a part of this Proxy Statement.

Independence of Trustees

        NYSE listing standards require NYSE-listed companies to have a majority of independent board members and a nominating/corporate governance committee, compensation committee and audit committee, each comprised solely of independent trustees. Under the NYSE listing standards, no trustee of a company qualifies as "independent" unless the Board of Trustees of the company affirmatively determines that the trustee has no material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with such company).

        The Board currently has seven trustees, a majority (five) of whom our Board of Trustees affirmatively has determined, after broadly considering all relevant facts and circumstances, to be "independent" under the listing standards of the NYSE and under applicable rules of the SEC. The Board affirmatively has determined that each of the following trustees is independent under these standards: Evan Bayh, Nathaniel A. Davis, Robert M. La Forgia, Glenda G. McNeal and Joseph Ryan. Robert L. Johnson and Thomas J. Baltimore, Jr. are not independent as they are executive officers of the Company.

Board Leadership Structure

  Separate Chairman and Chief Executive Officer Positions

        Since the formation of our Company, the roles of Executive Chairman and Chief Executive Officer have been held by two different individuals, Robert L. Johnson and Thomas J. Baltimore, Jr., respectively, both of whom are considered executive officers of the Company. The separation of the roles of Chairman and Chief Executive Officer allows Messrs. Johnson and Baltimore to have a leadership role on the executive management team, which our Board of Trustees believes is important in light of their respective roles with our predecessor entities, their knowledge of the Company and their extensive experience in the lodging industry. Our Board of Trustees continues to believe that our current leadership structure, including separate positions of Executive Chairman and Chief Executive Officer, provides an effective leadership model for the Company and the benefit of the distinct abilities and experience of both individuals. The Board of Trustees also believes having an Executive Chairman is useful as it ensures that Board leadership retains a close working relationship with management.

  Lead Trustee

        Our Board of Trustees believes that its governance structure ensures a strong, independent Board even though the Board does not have an independent Chairman. To strengthen the role of our independent trustees and encourage independent Board leadership, the Board of Trustees also has established the position of lead trustee, which currently is held by Joseph Ryan. In accordance with our Corporate Governance Guidelines, the responsibilities of the lead trustee include, among others:

  •
  serving as liaison between (i) management, including the President and Chief Executive Officer, (ii) our other independent trustees and (iii) interested third parties and the Board of Trustees;

  •
  presiding at executive sessions of the independent trustees;

  •
  serving as the focal point of communication to the Board of Trustees regarding management plans and initiatives;

  •
  ensuring that the role between Board oversight and management operations is respected;

  •
  providing the medium for informal dialogue with and between independent trustees, allowing for free and open communication within that group; and

  •
  serving as the communication conduit for third parties who wish to communicate with the Board of Trustees.

        Our lead trustee will be selected on an annual basis by a majority of independent trustees then serving on the Board.

Board Oversight of Risk Management

        One of our Board's most important roles is to oversee various risks that we may face from time to time. While the full Board of Trustees has primary responsibility for risk oversight, it utilizes its committees, as appropriate, to monitor and address the risks that may be within the scope of a particular committee's expertise or charter. Our Board of Trustees uses its committees to assist in its risk oversight function as follows:

  •
  Audit Committee—the Audit Committee's responsibilities include, among others, oversight relating to the integrity of our financial statements and financial reporting process; compliance with financial, legal and regulatory requirements; the performance of our internal audit function; and our overall risk profile;

  •
  Compensation Committee—the Compensation Committee's responsibilities include, among others, oversight of risks related to our compensation practices and plans to ensure that such practices and plans (i) are designed with an appropriate balance of risk and reward in relation to our overall business strategy and (ii) that they do not encourage excessive or unnecessary risk-taking behavior; and

  •
  Nominating and Corporate Governance Committee—the Nominating and Corporate Governance Committee's responsibilities include, among others, oversight of the general operations of the Board; the Company's compliance with our Corporate Governance Guidelines and applicable laws and regulations, including applicable rules of the NYSE; and corporate governance-related risk.

The Board believes that the composition of its committees, and the distribution of the particular expertise of each committee's members, makes this an appropriate structure to effectively monitor the risks discussed above.

        An important feature of the Board's risk oversight function is to receive periodic updates from its committees, as appropriate. In addition to getting direct information from its committees, the Board receives updates directly from members of management. In particular, due to their executive management positions, Messrs. Johnson and Baltimore frequently communicate with other members of our management and periodically update the Board on the important aspects of the Company's day-to-day operations. The Board also receives periodic updates from members of senior management regarding financial risks, legal and regulatory developments, and policies and mitigation plans intended to address the related financial and legal risks.

Board and Committee Meetings

        During the period between May 16, 2011 (the date we completed our initial public offering) and December 31, 2011, the Board of Trustees met four times, including telephonic meetings. Each trustee attended at least 75% of Board and applicable committee meetings on which he or she served during his or her period of service. Trustees are expected to attend, in person or by telephone, all Board meetings and meetings of committees on which they serve. In addition, pursuant to our Corporate Governance Guidelines, trustees are expected to attend the Company's annual meetings of shareholders. Average meeting attendance by all trustees serving during 2011 was approximately 98%.

Board Committees

        The Board of Trustees has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. All members of the committees described below are "independent" of the Company as that term is defined in the NYSE's listing standards.

        The table below provides membership information for each of the Board committees as of the date of this Proxy Statement:

Trustee	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Evan Bayh		X	X (Chair)

Nathaniel A. Davis	X*	X (Chair)	X

Robert M. La Forgia	X (Chair)*		X

Glenda G. McNeal	X		X

Joseph Ryan		X	X

*
Audit committee financial expert

  Audit Committee

        Our Audit Committee is comprised of Messrs. Davis and La Forgia and Ms. McNeal, with Mr. La Forgia serving as its chairperson. The principal functions of our Audit Committee include oversight related to:

  •
  our accounting and financial reporting processes;

  •
  the integrity of our consolidated financial statements and financial reporting process;

  •
  our systems of disclosure controls and procedures and internal control over financial reporting;

  •
  our compliance with financial, legal and regulatory requirements;

  •
  the review of all related party transactions in accordance with our related party transactions policy;

  •
  the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

  •
  the performance of our internal audit function; and

  •
  our overall risk profile.

        Our Audit Committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. Our Audit Committee also prepares the audit committee report required by SEC regulations to be included in our annual Proxy Statement.

        Our Audit Committee's written charter requires that all members of the committee meet the independence, experience, financial literacy and expertise requirements of the NYSE, the Sarbanes-Oxley Act of 2002, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and applicable rules and regulations of the SEC, all as in effect from time to time. Our Board of Trustees has determined that all of the members of the Audit Committee meet the foregoing requirements. The Board of Trustees also has determined that Mr. La Forgia and Mr. Davis are "audit committee financial experts," as defined by the applicable SEC regulations and NYSE corporate governance listing standards, and each has accounting or related financial management expertise.

        During the period between May 16, 2011 (the date we completed our initial public offering) and December 31, 2011, the Audit Committee met three times.

  Compensation Committee

        Our Compensation Committee is comprised of Messrs. Bayh, Davis and Ryan, with Mr. Davis serving as its chairperson. The principal functions of our Compensation Committee include:

  •
  reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer's compensation, evaluating our Chief Executive Officer's performance in light of such goals and objectives, and determining and approving the remuneration of our Chief Executive Officer based on such evaluation;

  •
  reviewing and approving the compensation of our other executive officers;

  •
  reviewing our executive compensation policies and plans;

  •
  implementing and administering our incentive and equity-based compensation plans;

  •
  determining the number of shares underlying, and the terms of, share option and restricted share awards to be granted to our trustees, executive officers and other employees pursuant to these plans;

  •
  assisting management in complying with our Proxy Statement and annual report disclosure requirements;

  •
  producing a report on executive compensation to be included in our annual Proxy Statement; and

  •
  reviewing, evaluating and recommending changes, if appropriate, to the remuneration for trustees.

        During the period between May 16, 2011 and December 31, 2011, the Compensation Committee met four times, including telephonic meetings.

  Nominating and Corporate Governance Committee

        Our Nominating and Corporate Governance Committee is comprised of Messrs. Bayh, Davis, La Forgia and Ryan and Ms. McNeal, with Senator Bayh serving as its chairperson. The principal functions of our Nominating and Corporate Governance Committee include:

  •
  identifying and recommending to the full Board of Trustees qualified candidates for election as trustees and recommending nominees for election as trustees at the annual meeting of shareholders;

  •
  implementing and monitoring our Corporate Governance Guidelines;

  •
  reviewing and making recommendations on matters involving the general operation of our Board of Trustees, including board size and composition, and committee composition and structure;

  •
  recommending to our Board of Trustees nominees for each committee of our Board of Trustees;

  •
  annually facilitating the assessment of our Board of Trustees' performance as a whole and of the individual trustees, as required by applicable law, regulations and the NYSE corporate governance listing standards; and

  •
  overseeing our Board of Trustees' evaluation of management.

        During the period between May 16, 2011 and December 31, 2011, the Nominating and Corporate Governance Committee met two times.

Executive Sessions of Non-Management Trustees

        Pursuant to our Corporate Governance Guidelines and the NYSE listing standards, in order to promote open discussion among non-management trustees, our Board of Trustees devotes a portion of each regularly scheduled Board and committee meeting to executive sessions without management participation. In addition, our Corporate Governance Guidelines provide that if the group of non-management trustees includes trustees who are not independent, as defined in the NYSE's listing standards, at least one such executive session convened per year shall include only independent trustees. The lead trustee presides at these sessions.

Communications with the Board

        Shareholders and other interested parties may communicate with the Board by by sending written correspondence to the "Lead Trustee" c/o the Corporate Secretary of RLJ Lodging Trust, 3 Bethesda Metro Center, Suite 1000, Bethesda, MD 20814, who will then directly forward such correspondence to the lead trustee. The lead trustee will decide what action should be taken with respect to the communication, including whether such communication should be reported to the full Board of Trustees.

Trustee Selection Process

        Our Corporate Governance Guidelines set forth minimum standards to be used in considering potential trustee candidates to further the Company's goal of ensuring that our Board of Trustees consists of a diversified group of qualified individuals that function effectively as a group. Pursuant to our Corporate Governance Guidelines, candidates for trustee must possess, at a minimum:

  •
  high integrity;

  •
  an ability to exercise sound judgment;

  •
  an ability to make independent analytical inquiries;

  •
  a willingness and ability to devote adequate time and resources to diligently perform Board duties;

  •
  appropriate and relevant business experience and acumen; and

  •
  a reputation, both personal and professional, consistent with the image and reputation of the Company.

        In addition to the aforementioned minimum qualifications, the Nominating and Corporate Governance Committee also has approved a written policy regarding qualification and nomination of trustee candidates. Among other things, the policy sets forth certain additional qualities and skills that, while not a prerequisite for nomination, should be considered by the Committee when evaluating a particular trustee candidate. These additional qualities and skills include, among others, the following:

  •
  whether the person possesses specific industry knowledge, expertise or contacts, including in the commercial real estate industry, and familiarity with general issues affecting the Company's business;

  •
  whether the person's nomination and election would enable the Board of Trustees to have a member that qualifies as an "audit committee financial expert" as such term is defined by the SEC;

  •
  whether the person would qualify as an "independent" trustee under the NYSE's listing standards and our Corporate Governance Guidelines;

  •
  the importance of continuity of the existing composition of the Board of Trustees; and

  •
  the importance of a diversified Board membership, in terms of both the individuals involved and their various experiences and areas of expertise.

        The Nominating and Corporate Governance Committee will seek to identify trustee candidates based on input provided by a number of sources, including (a) other members of the Nominating and Corporate Governance Committee, (b) other members of the Board of Trustees and (c) shareholders of the Company. The Nominating and Corporate Governance Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified trustee candidates; however, we do not currently employ a search firm, or pay a fee to any other third party, to locate qualified trustee candidates.

        As part of the candidate identification process, the Nominating and Corporate Governance Committee will evaluate the skills, expertise and diversity possessed by the current Board of Trustees, and whether there are additional skills, expertise or diversity that should be added to complement the composition of the existing Board of Trustees. The Nominating and Corporate Governance Committee also will take into account whether existing trustees have indicated a willingness to continue to serve as trustees if re-nominated. Once trustee candidates have been identified, the Nominating and Corporate Governance Committee will then evaluate each candidate in light of his or her qualifications and credentials, and any additional factors that the Nominating and Corporate Governance Committee deems necessary or appropriate. Existing trustees who are being considered for re-nomination will be re-evaluated as part of the Nominating and Corporate Governance Committee's process of recommending trustee candidates. All candidates submitted by shareholders will be evaluated in the same manner as all other trustee candidates, provided that the advance notice and other requirements set forth in our bylaws have been followed.

        After completing the identification and evaluation process described above, the Nominating and Corporate Governance Committee will recommend to the Board of Trustees the nomination of a number of candidates equal to the number of trustee vacancies that will exist at the annual meeting of shareholders. The Board of Trustees will then select the Board's trustee nominees for shareholders to consider and vote upon at the shareholders' meeting.

Trustee Compensation

        The members of our Board of Trustees who are also our employees do not receive any additional compensation for their services on the Board. During the fiscal year ended December 31, 2011, annual compensation for non-employee trustees was based on the following schedule:

Annual Board Retainer	Annual Audit Committee Chair Retainer	Annual Compensation Committee Chair Retainer	Annual Nominating and Corporate Governance Committee Chair Retainer	Annual Lead Trustee Retainer
$75,000	$15,000	$15,000	$10,000	$20,000

        Each non-employee trustee receives the annual base retainer for his or her services in cash (or, as discussed below, in common shares) in quarterly installments in conjunction with quarterly meetings of our Board of Trustees. In addition to the annual retainers, each non-employee trustee will receive an annual equity award of restricted shares with an aggregate value of $75,000, which will vest ratably on the first four quarterly anniversaries of the date of grant, subject to the trustee's continued service on our Board of Trustees. We also reimburse each of our trustees for his or her travel expenses incurred in connection with his or her attendance at full Board of Trustees and committee meetings.

        Our non-employee trustees may elect to receive all or a portion of any annual cash retainer (including cash retainers for service as a chairperson of any committee or for service as lead trustee) in the form of common shares. During 2011, Mr. Bayh elected to receive all and Mr. Ryan elected to receive a portion of their respective cash retainers in the form of common shares.

        Concurrently with the completion of our initial public offering in May 2011, we granted 4,166 restricted common shares with an initial grant date fair value of approximately $75,000 to each of our non-employee trustees. These awards of restricted shares vest ratably on the first four quarterly anniversaries of the date of grant, subject to the trustee's continued service on our Board of Trustees.

        The following table provides information on the compensation of our non-employee trustees for the fiscal year ended December 31, 2011. Messrs. Johnson and Baltimore received no separate compensation for their service as trustees of the Company. For information related to the compensation of Messrs. Johnson and Baltimore, please refer to "Compensation of Executive Officers—Summary Compensation Table."

  Trustee Compensation Table

        The table below sets forth the compensation paid to each individual who served as a non-employee member of our Board of Trustees in 2011:

Name	Fees Paid in Cash	Share Awards(1)		All Other Compensation(2)	Total
Evan Bayh	$—	$138,750	(3)	$2,612	$141,362
Nathaniel A. Davis	$67,500	$75,000	(4)	$1,542	$144,042
Robert M. La Forgia	$67,500	$75,000	(4)	$1,542	$144,042
Glenda G. McNeal	$56,250	$75,000	(4)	$1,542	$132,792
Joseph Ryan	$15,000	$131,250	(5)	$2,486	$148,736

(1)
With respect to each award, the grant date fair value is equal to the market value of the Company's common shares on the date of the award multiplied by the number of shares awarded.

(2)
Represents dividends paid on the restricted share grants made in connection with our initial public offering and any shares received in lieu of cash compensation.

(3)
Represents the aggregate grant date fair value of (i) the 4,166 restricted common shares granted concurrently with our initial public offering and (ii) the 4,149 common shares that Mr. Bayh received in lieu of 100% of his annual Board retainer and his retainer for serving as chair of the Nominating and Corporate Governance Committee. The restricted common shares vest ratably on the first four quarterly anniversaries of the grant date.

(4)
Represents the aggregate grant date fair value of the 4,166 restricted common shares issued to each of our non-employee trustees concurrently with our initial public offering, which vest ratably on the first four quarterly anniversaries of the date of grant.

(5)
Represents the aggregate grant date fair value of (i) the 4,166 restricted common shares granted concurrently with our initial public offering and (ii) the 3,661 common shares that Mr. Ryan received in lieu of his annual Board retainer. The restricted common shares vest ratably on the first four quarterly anniversaries of the grant date.

  Outstanding Share Awards as of December 31, 2011

        The following table provides certain information regarding unvested share awards outstanding as of the fiscal year ended December 31, 2011 for each of the trustees included in the Trustee Compensation Table set forth above.

Name	Number of Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested(1) ($)
Evan Bayh	2,082	$35,040
Nathaniel A. Davis	2,082	$35,040
Robert M. La Forgia	2,082	$35,040
Glenda G. McNeal	2,082	$35,040
Joseph Ryan	2,082	$35,040

(1)
Value based on $16.83 per share, which was the closing price of our common shares on the NYSE on December 30, 2011, the last trading day of 2011.

  Vested Share Awards During 2011

        The table below sets forth the number of restricted shares that vested and the value realized upon vesting of such shares for each of the trustees included in the Trustee Compensation Table set forth above.

Name	Number of Shares That Vested During 2011 (#)	Market Value of Shares Realized on Vesting(1) ($)
Evan Bayh	2,084	$31,375
Nathaniel A. Davis	2,084	$31,375
Robert M. La Forgia	2,084	$31,375
Glenda G. McNeal	2,084	$31,375
Joseph Ryan	2,084	$31,375

(1)
Represents the value of vested shares calculated by multiplying the number of vested shares by the closing price of our common shares on the NYSE on the vesting date or, if the vesting date occurred on a day on which the NYSE was closed for trading, the next trading day.

 EXECUTIVE OFFICERS

        The following table sets forth information concerning our executive officers. Executive officers are elected annually by our Board of Trustees and serve at the Board's discretion.

Name	Age(1)	Title
Robert L. Johnson	65	Executive Chairman of the Board of Trustees
Thomas J. Baltimore, Jr.	48	President, Chief Executive Officer and Trustee
Leslie D. Hale	39	Chief Financial Officer, Treasurer and Senior Vice President
Ross H. Bierkan	52	Chief Investment Officer and Executive Vice President

(1)
Age as of March 30, 2012

        Set forth below are descriptions of the backgrounds of each of our executive officers, other than Robert L. Johnson and Thomas J. Baltimore, Jr. whose backgrounds and positions are described above under "Proposals to be Voted On—Proposal 1: Election Of Trustees."

        Leslie D. Hale serves as the Chief Financial Officer, Treasurer and Senior Vice President of the Company. Ms. Hale served as chief financial officer and senior vice president of real estate and finance of RLJ Development from 2007 until the formation of the Company. Prior to that, she was the vice president of real estate and finance for RLJ Development from 2006 to September 2007 and director of real estate and finance from 2005 until her 2006 promotion. In these positions, Ms. Hale was responsible for the finance, tax, treasury and portfolio management functions as well as executing all real estate transactions. From 2002 to 2005, she held several positions within the global financial services division of General Electric Corp. including as a vice president in the business development group of GE Commercial Finance, and as an associate director in the GE Real Estate strategic capital group. Prior to that, she was an investment banker at Goldman, Sachs & Co. Ms. Hale received her Bachelor of Business Administration degree from Howard University and her Master of Business Administration degree from the Harvard Business School.

        Ross H. Bierkan serves as the Chief Investment Officer and Executive Vice President of our Company. Mr. Bierkan served as a principal and executive vice president of RLJ Development from 2000 until the formation of the Company. In this capacity he was responsible for overseeing approximately $4.0 billion of real estate acquisitions. Previously, Mr. Bierkan was a co-founder of The Plasencia Group, a hospitality transaction and consulting group, and from 1993 to 2000 served as its vice president, with responsibility for providing market studies, property analyses and investment sales for institutional hotel owners. Before co-founding The Plasencia Group, Mr. Bierkan worked with Grubb and Ellis Real Estate, a commercial real estate brokerage firm. From 1982 to 1988, he held various operational and sales management positions for Guest Quarters Hotels (now the Doubletree Guest Suites). Mr. Bierkan also serves on the advisory boards for Springhill Suites by Marriott and Hyatt Summerfield Suites. Mr. Bierkan received his Bachelor of Arts degree from Duke University.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        The Compensation Committee of our Board of Trustees is responsible for establishing the underlying policies and principles of our compensation program. This Compensation Discussion and Analysis describes our executive compensation programs for our named executive officers (the "NEOs") and describes how and why the Compensation Committee made its 2011 compensation decisions. Our NEOs for 2011 are as follows:

  •
  Robert L. Johnson—Executive Chairman;

  •
  Thomas J. Baltimore, Jr.—President and Chief Executive Officer;

  •
  Leslie D. Hale—Chief Financial Officer, Treasurer and Senior Vice President; and

  •
  Ross H. Bierkan—Chief Investment Officer and Executive Vice President.

Executive Summary

        We believe that a primary goal of executive compensation is to align the interests of our executive officers with those of our shareholders in a way that encourages prudent decision-making and allows us to attract and retain the best executive talent. The Compensation Committee has adopted a compensation program designed to link financial and strategic results to executive rewards, reward favorable shareholder returns and enhance our competitive position within our segment of the hospitality industry. The majority of each executive's compensation is tied directly to the achievement of pre-established individual and corporate goals, which we believe helps to ensure that the financial interests of our senior executives are aligned with those of our shareholders.

  2011 Business Highlights

        In May 2011, we completed our initial public offering (the "IPO"). Since the IPO, examples of key Company 2011 performance achievements that the Compensation Committee took into account when setting compensation include the following:

  •
  Total shareholder return performance for the period between the completion of the IPO through December 31, 2011 at the 86th percentile of the executive compensation peer group (as defined below);

  •
  Projected Funds From Operations growth, based on consensus analyst estimates, at the 62nd percentile of the executive compensation peer group;

  •
  Expansion of our asset base through the successful acquisition of a Courtyard by Marriott hotel in the Charleston, South Carolina Historic District, while foregoing other potential acquisitions due to management's determination that it would be in the Company's best interest not to pursue certain acquisitions based on the current market conditions; and

  •
  Development and implementation of internal infrastructure, control systems and procedures to accommodate the requirements of operating as a publicly-traded company, including the satisfaction of public company reporting requirements under applicable SEC regulations and NYSE listing standards.

  2011 Executive Compensation Highlights

        In March 2012, after review of our financial performance during 2011 and our other business accomplishments, the Compensation Committee took the following compensation actions with respect to our NEOs:

  •
  Approved modest base salary increases of 3% for 2012;

  •
  Based on our performance for the year, paid annual cash incentives to our NEOs at approximately 102% of their respective targets; and

  •
  Awarded annual performance equity grants on March 2, 2012 with respect to 2011 performance.

Philosophy and Objectives of our Compensation Program

        We have designed our executive compensation program to achieve the following objectives:

  •
  to create the proper incentives for our executive management team to achieve corporate and individual performance objectives and maximize shareholder value over the long-term;

  •
  to achieve an appropriate balance between risk and reward that does not incentivize unnecessary or excessive risk taking;

  •
  to be transparent and competitive with similarly situated publicly-traded real estate investment trusts ("REITs") based on the Company's performance; and

  •
  to attract and retain talented executives from within and outside of the hospitality industry.

  Proper Incentives to Achieve Performance Objectives and Maximize Long-Term Shareholder Value

        Our compensation program is designed to tie a substantial portion of our executives' total compensation to performance measures that align long-term shareholder value and leadership actions that are expected to position the Company for long-term success. Accordingly, the vast majority of our executives' total compensation is delivered through our annual cash bonus program and our annual equity award program, and less than 30% of our named executive officers' total compensation is in the form of a guaranteed base salary.

        We believe that our annual cash bonus program encourages our executive officers to take prudent steps to achieve, and if possible exceed, our annual business plan, which we believe will increase shareholder value over the long-term. We have not guaranteed our executives any minimum cash bonus payments. As a result, in the event of poor individual and/or corporate performance in any year, the executives could receive no cash bonus for that year.

        The largest individual component of our executive officers' total compensation is equity compensation. We believe that approximately 40-50% of our executives' total annual compensation should be in the form of restricted shares or other long-term equity awards for the following reasons:

  •
  Equity awards help to ensure that a significant portion of each of our executives' net worth is tied to the value of our common shares, which we believe aligns the interests of our executives with those of our shareholders. We also believe that if we have superior long-term operating performance, our executives, through their equity compensation, will eventually receive above market compensation from dividends and capital appreciation in our common shares. Conversely, if we do not perform as well as our competitors, our executives' compensation will ultimately prove to be below market over the long-term.

  •
  We have designed our equity awards to be total shareholder return vehicles, rewarding our executive officers for both share price appreciation as well as the payment of dividends.

  •
  In making equity awards and establishing the optimal vesting schedule, our Compensation Committee will use its best judgment to determine circumstances that warrant shorter or longer vesting periods for each grant.

  Appropriate Balance between Risk and Reward

        Our Compensation Committee has developed a compensation program that we believe is designed to encourage our executives to manage the Company in a prudent manner for the long-term. The Compensation Committee believes the structure of our compensation program does not encourage unnecessary or excessive risk taking, as illustrated by the following features of the program:

  •
  We evaluate performance based on the achievement of a variety of business objectives and goals that we believe correlate to the long-term creation of shareholder value and that are affected by management decisions;

  •
  Our equity compensation consists primarily of restricted shares, which retain value even in a depressed market and thus provide executives with a baseline value that reduces the likelihood that executives will take excessive risks to keep their options or other market-based performance vehicles "in-the-money";

  •
  We structure our annual cash bonus program to provide for payouts once a minimum level of performance has been achieved, so that some compensation can be earned at levels below full target achievement rather than an "all-or-nothing" approach;

  •
  We consider non-financial and other qualitative performance factors in determining actual compensation payouts; and

  •
  We provide a significant portion of each executive's annual compensation in the form of share-based compensation that will allow our executives to build sizable holdings of equity in the Company and align an appropriate portion of their personal wealth with our long-term performance.

  Transparent and Competitive Compensation Program

        In pursuit of our compensation objectives, we have worked to develop a transparent and straightforward performance-based compensation program, which currently consists of three elements:

  •
  Base Salary.  Base salary is set on the basis of assigned responsibilities and is reviewed periodically against market data;

  •
  Annual Cash Bonus Opportunity.  Executive officers are eligible to receive annual cash bonuses based upon the achievement of pre-established goals and objectives; and

  •
  Annual Performance Equity Grants.  The Compensation Committee awards annual performance equity grants to ensure alignment with shareholders and as a retention tool, determined based on an assessment of the Company's overall corporate performance on both an absolute and relative basis to our peers.

        We review the competitive compensation practices for executives of other public hospitality REITs and other public REITs of similar size to the Company to ensure that our compensation program is competitive with the market. In establishing compensation for our executive management team, however, we do not target a specific percentile of the competitive peer group, but rather encourage our Compensation Committee to use its judgment in aligning compensation with its assessment of performance on both an absolute and relative basis as compared to the competitive peer group. Accordingly, in years of superior performance compared to the competitive peer group, our executives may receive total compensation towards the higher end of the market range and in years of lagging performance compared to the competitive peer group, our executives may receive total compensation towards the lower end of the market range.

  Attract and Retain Talented Executives

        We believe that the quality of our executive management team has been and continues to be a critical element of the success of our business. We have successfully attracted talented executives with significant experience in the hospitality and real estate industries who are highly motivated to achieve value for our shareholders. In order to continue to draw highly-skilled executives to our Company, we seek to maintain a competitive compensation program that can attract key talent from these and related industries. Our compensation program is also designed to retain our executives and motivate them to sustain a high level of performance over the long-term.

Compensation Review Process

  Role of the Compensation Committee

        Pursuant to the Compensation Committee's charter, the Compensation Committee is responsible to our Board for overseeing the development and administration of our compensation policies and programs. The Compensation Committee, which consists of three independent trustees, is responsible for the review and approval of all aspects of our executive compensation program. Among other duties, the Compensation Committee is responsible for the following:

  •
  Reviewing and approving, on an annual basis, the corporate incentive goals and objectives relevant to the compensation of our Chief Executive Officer and our other executive officers;

  •
  Evaluating the performance of our executive officers in light of these goals and objectives;

  •
  Evaluating the competitiveness of each executive officer's total compensation package; and

  •
  Approving any changes to our executives' total compensation package, including, but not limited to, base salary, annual and long-term incentive award opportunities, and payouts and retention programs.

        The Compensation Committee is supported in its work by the Company's Vice President, Administration and Corporate Secretary, her staff, and an executive compensation consultant, as described below. The Compensation Committee's charter, which sets out its duties and responsibilities and addresses other matters, can be found on our website at www.rljlodgingtrust.com, under the section, "Investor Relations—Corporate Governance."

  Role of the Chief Executive Officer

        Within the framework of the compensation programs approved by the Compensation Committee and based on management's review of market competitive positions, each year our Chief Executive Officer recommends the level of base salary increase (if any) and the annual cash bonuses and the annual equity incentive awards for our NEOs (other than the Chief Executive Officer) and other members of the senior management team. These recommendations are based upon his assessment of the Company's overall performance, each executive officer's individual performance and employee retention considerations. The Compensation Committee reviews our Chief Executive Officer's recommendations, and in its sole discretion, determines all executive officer compensation.

  Role of the Compensation Consultant

        The Compensation Committee has retained FTI Consulting, Inc. as its independent, third-party executive compensation consultant (the "Compensation Consultant"). The Compensation Consultant was engaged by and reports directly to the Compensation Committee. Upon the request of the

Compensation Committee, a representative of the Compensation Consultant attends meetings of the Compensation Committee and communicates with the chairman of the Compensation Committee between meetings; however, the Compensation Committee makes all decisions regarding the compensation of our executive officers.

        The Compensation Consultant provides various executive compensation services to the Compensation Committee pursuant to a written consulting agreement between the Compensation Committee and the Compensation Consultant. Generally, these services include, among others, (i) advising the Compensation Committee on the principal aspects of our executive compensation program and evolving industry practices, (ii) presenting information to assist the Compensation Committee in determining the appropriate peer group to be used to evaluate the competitiveness of our compensation program, and (iii) providing market information and analysis regarding the competitiveness of our program design and our award values in relationship to our performance.

  Peer Group Analysis

        The Compensation Committee relies on compensation information as prepared by the Compensation Consultant to determine the competitive market for our executive officers, including the NEOs. The Compensation Committee uses compensation data compiled from a group of 14 publicly-traded REITs with a median equity market capitalization of $1.8 billion and a primary investment focus generally on the lodging/resorts sector of the real estate industry (the "Peer Group"). We believe the Peer Group represents the companies with which we currently compete for executive talent, and includes our principal business competitors. For 2011, the Peer Group consisted of the following companies:

• Acadia Realty Trust	• Hyatt Hotels Corporation
• Ashford Hospitality Trust, Inc.	• LaSalle Hotel Properties
• Corporate Office Properties Trust	• Pebblebrook Hotel Trust
• Diamondrock Hospitality Company	• Strategic Hotels & Resorts, Inc.
• Federal Realty Investment Trust	• Sunstone Hotel Investors, Inc.
• Forest City Enterprises, Inc.	• Washington Real Estate Investment Trust
• Hersha Hospitality Trust	• Weingarten Realty Investors

        In addition to the aforementioned peer group, due to the limited number of REITs who, like us, separate the positions of Chairman of the Board and Chief Executive Officer, we also have created a selective Executive Chairman Peer Group (the "Executive Chairman Peer Group") for purposes of evaluating the compensation of Mr. Johnson. The Executive Chairman Peer Group consists of 13 equity REITs that have executives that function exclusively as Chairman of the Board and not also as Chief Executive Officer.

        To assess the competitiveness of our executive compensation program, we analyze Peer Group and Executive Chairman Peer Group proxy compensation data levels, as well as the mix of our compensation components with respect to fixed versus variable, short-term versus long-term, and cash versus equity-based pay. This information is then presented to the Compensation Committee for its review and use. The Compensation Committee generally compares the compensation of each NEO in relation to both the median and the 75th percentile of the applicable peer group for similar positions. In addition, the Committee also takes into account various factors such as our performance within the applicable peer group, scope of responsibilities for each individual executive, internal equity considerations, and any succession and retention considerations.

Components of Executive Officer Compensation

        The following is a summary of the elements and amounts of our compensation program for our NEOs in 2011. Our NEOs entered into employment agreements upon completion of the IPO and will continue to be parties to such employment agreements for their respective terms or until such time as our Compensation Committee determines in its discretion that revisions to such employment agreements are advisable and the Company and the executive officers agree to the proposed revisions.

  Annual Base Salary

        Base salary is designed to compensate our executive officers at a fixed level of compensation that serves as a retention tool throughout the executive's career. In determining base salaries, the Compensation Committee considered each executive officer's role and responsibility, unique skills, future potential with our company, salary levels for similar positions in our core markets and internal pay equity. The 2011 base salaries were paid in accordance with the employment agreement entered into upon completion of the IPO. For 2012, the Compensation Committee determined that a modest 3% increase was appropriate for each of our NEOs based upon information provided by its Compensation Consultant regarding anticipated industry-wide compensation adjustments.

        The annual base salaries of our NEOs for 2011 and 2012 are as follows:

Name	2011 Base Salary	2012 Base Salary
Robert L. Johnson	$350,000	$360,500
Thomas J. Baltimore, Jr.	$750,000	$772,500
Leslie D. Hale	$350,000	$360,500
Ross H. Bierkan	$420,000	$432,600

  Annual Cash Bonus

        Our NEOs each have an opportunity to earn an annual incentive cash award designed to reward annual corporate performance, and, with respect to Ms. Hale and Mr. Bierkan, to also encourage and reward individual achievement during the year. The Compensation Committee establishes a target annual incentive cash award opportunity for each of our NEOs following a review of their individual scope of responsibilities, experience, qualifications, individual performance and contributions to the Company, as well as an analysis of data from the Peer Group and Executive Chairman Peer Group discussed previously. The targeted annual incentive cash award opportunity and the performance goals set by the Compensation Committee (discussed below) are communicated to the NEOs at the beginning of each year (for 2011 only, following the IPO in May). The Compensation Committee considers all relevant facts and circumstances when evaluating performance, including changing market conditions and broad corporate strategic initiatives, along with overall responsibilities and contributions, and retains the ability to exercise its judgment and discretion to adjust an award up or down.

  2011 Bonus Opportunity

        For 2011, Messrs. Johnson and Baltimore's annual incentive cash awards were based solely on corporate performance. With respect to Ms. Hale and Mr. Bierkan, 80% and 90%, respectively, of their annual incentive cash awards were based on corporate performance, with the remaining 20% and 10%, respectively, based on individual performance. The Compensation Committee established threshold, target, maximum and outperform annual incentive cash award levels (as a percentage of base salary) for our NEOs as follows:

	2011 Annual Incentive Cash Awards
Name	Threshold	Target	Maximum	Outperform
Robert L. Johnson	75%	125%	175%	225%
Thomas J. Baltimore, Jr.	100%	150%	200%	250%
Leslie D. Hale	75%	100%	125%	150%
Ross H. Bierkan	75%	125%	175%	225%

  2011 Performance Goals

        The Compensation Committee adopted the performance goals for the 2011 annual incentive cash award following a review of our annual business plan and budget for the year. The Compensation Committee assigned each goal a weight of relative importance, as discussed below. The following were the annual incentive cash award performance goals for 2011:

  •
  Total Hotel EBITDA.  In establishing performance goals for 2011, the Compensation Committee considered Total Hotel Earnings Before Interest Taxes Depreciation and Amortization ("Total Hotel EBITDA"). The Compensation Committee believes that Total Hotel EBITDA is an appropriate measure of the Company's corporate performance and established a goal for 2011 that ranged from $249 million to $261 million, weighted to account for 50% of the overall corporate performance goals. The Company's Total Hotel EBITDA was $253.2 million for 2011.(1)

  •
  RevPAR Increase.  We believe one of our core competencies is to achieve revenues at the highest potential for each room available. In that regard, for 2011, the Compensation Committee established a goal for us to achieve an increase in revenue per available room ("RevPAR") of 7-9%, representing 20% of the overall corporate performance goals. For 2011, we achieved a RevPAR Increase of 7.7%.(1)

  •
  Hotel Acquisitions.  One of our key strategies for 2011 was to purchase hotel properties that are aligned with our overall investment strategy. Consistent with this strategy, the Compensation Committee established a 2011 acquisitions goal of $150-$200 million in hotel properties during the period between the completion of the IPO in May 2011 and December 31, 2011, weighted to account for 15% of the overall corporate performance goals. During the period between the completion of the IPO in May 2011 and December 31, 2011, we completed hotel acquisitions of $42 million, based upon our determination that market conditions did not support an aggressive acquisitions strategy. In evaluating performance, the Compensation Committee is committed to ensuring that management's decisions, including its investments, are focused on the Company's long-term success and are not made solely to meet certain performance objectives. As a result of management's assessment and the Board's concurrence that it was not in the Company's best interests to pursue certain acquisitions based on then-current market conditions, the Compensation Committee decided to adjust the bonus payout amount under this component.

  •
  Net Debt to EBITDA.  Another key strategy for 2011 was to maintain an appropriate net debt to EBITDA ratio. In that regard, the Compensation Committee established a goal of achieving a net debt to EBITDA ratio of 4.25x to 5.0x, representing 15% of the overall corporate performance goals. For 2011, we achieved a net debt to EBITDA ratio of 4.2x.(1)

  2011 Bonus Amounts

        In determining the actual 2011 incentive cash award for our NEOs, the Compensation Committee considered Ms. Hale's and Mr. Bierkan's 2011 individual performance and contributions to the Company during the year in consultation with our Chief Executive Officer, at the weightings previously discussed and determined that each of our NEOs performed at the target level. The annual incentive cash awards for 2011 were as follows:

Name	2011Actual Award
Robert L. Johnson	$454,805
Thomas J. Baltimore, Jr.	$1,162,749
Leslie D. Hale	$367,795
Ross H. Bierkan	$543,690

(1)
Excludes the Courtyard Charleston Historic District hotel acquisition (which closed on October 27, 2011).

  Equity Awards

        We provide equity awards pursuant to our 2011 Equity Incentive Plan (the "Plan"). Equity incentive awards are designed to focus our executive officers and other employees on and reward them for achieving our long-term goals and enhancing shareholder value. In determining equity awards, our Compensation Committee takes into account the Company's overall financial performance. The awards made under the Plan in 2011 were granted to recognize such individuals' efforts on our behalf in connection with the Company's formation transactions and the IPO, and to provide a retention element to their compensation. More detail with respect to the equity awards granted in 2011 is provided in the table under "Compensation of Executive Officers—Grants of Plan-Based Awards."

        As part of our review of 2011 performance, in March 2012 we made our annual performance equity grants. The annual performance equity grant represents a time-based restricted share award that is based on a subjective review of the Company's performance, as well as the competitive pay of our Peer Groups. The annual performance equity grants made in 2012 were as follows:

Name	Cash Value of 2012 Award
Robert L. Johnson	$850,000
Thomas J. Baltimore, Jr.	$2,500,000
Leslie D. Hale	$600,000
Ross H. Bierkan	$750,000

        These restricted share awards will vest ratably on each of the first 16 quarterly anniversaries of the date of grant, subject to the executive's continued employment.

  Retirement Savings Opportunities

        All full-time employees are able to participate in a 401(k) Retirement Savings Plan (the "401(k) Plan"). We provide this Plan to help our employees save a portion of their cash compensation for retirement in a tax-efficient manner. Under the 401(k) Plan, employees are eligible to defer a portion of their salary, and we, at our discretion, may make a matching contribution and/or a profit-sharing contribution commencing six months after they begin their employment.

  Health and Welfare Benefits

        We provide to all full-time employees a competitive benefits package, which includes health and welfare benefits, such as medical, dental, short- and long-term disability insurance, and life insurance plans.

  Share Ownership Guidelines

        We believe that equity ownership by our trustees and officers can help align their interests with our shareholders' interests. To that end, we have adopted informal share ownership guidelines applicable to all of our trustees and officers. While there are no penalties for failure to meet the ownership levels discussed below, we will report ownership status to our Compensation Committee on an annual basis. Failure to meet the ownership levels, or show sustained progress towards meeting them, may result in payment to the trustees and officers of future compensation in the form of equity rather than cash.

        With respect to our officers, the guidelines require ownership of our shares, within five years of becoming an executive officer or from promotion to a new executive officer position, with a value equal to the following multiple of his or her base salary:

Executive Officer Title	Multiple
Chief Executive Officer	5x
Executive Chairman	3x
Chief Investment Officer and Chief Financial Officer	3x
Senior Vice Presidents	3x
Chief Accounting Officer and Vice Presidents	1x

        With respect to our trustees, our share ownership guidelines require share ownership by our trustees of three times the annual cash retainer. Trustees must comply with the ownership requirement within five years of becoming a member of the Board.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of our Board of Trustees has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Respectfully submitted,
The Compensation Committee of the Board of Trustees
NATHANIEL A. DAVIS(Chairman) SEN. EVAN BAYH JOSEPH RYAN

        The Compensation Committee Report does not constitute "soliciting material" and will not be deemed "filed" or incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The members of the Compensation Committee of the Board of Trustees are Nathaniel A. Davis, Evan Bayh and Joseph Ryan, each of whom is an independent trustee. None of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Trustees or the Compensation Committee. Accordingly, during 2011 there were no interlocks with other companies within the meaning of the SEC's proxy rules.

 COMPENSATION OF EXECUTIVE OFFICERS

        The following tables contain certain compensation information for each NEO. Our NEOs for 2011 consist of the following people: Robert L. Johnson, our Executive Chairman; Thomas J. Baltimore, Jr., our President and Chief Executive Officer; Leslie D. Hale, our Chief Financial Officer, Treasurer and Senior Vice President; and Ross H. Bierkan, our Chief Investment Officer and Executive Vice President.

Summary Compensation Table

        The following table sets forth a summary of all compensation earned, awarded or paid to our NEOs in the fiscal year ended December 31, 2011.

Name and Principal Position	Year	Salary(1)	Share Awards(2)	Non-Share Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Robert L. Johnson Executive Chairman	2011	$218,750	$2,332,200	$454,805	$45,744	$3,051,499
Thomas J. Baltimore, Jr. President and Chief Executive Officer	2011	$468,750	$6,906,900	$1,162,749	$150,438	$8,688,837
Leslie D. Hale Chief Financial Officer	2011	$218,750	$1,569,750	$367,795	$50,565	$2,206,860
Ross H. Bierkan Chief Investment Officer	2011	$262,500	$1,973,400	$543,690	$55,072	$2,834,662

(1)
Amounts represent portion of annual base salary allocable for the period commencing on May 16, 2011 (the date we closed our IPO) and ending on December 31, 2011 based on the following annual salaries: Mr. Johnson—$350,000; Mr. Baltimore—$750,000; Ms. Hale—$350,000; and Mr. Bierkan—$420,000.

(2)
Represents the aggregate grant date fair value of the restricted common shares granted to the executive concurrently with the completion of our IPO on May 16, 2011, calculated in accordance with FASB ASC Topic 718. The awards vest ratably on each of the first 16 quarterly anniversaries of the date of grant.

(3)
Represents the annual cash performance bonus for each of the NEOs, which is awarded through the 2011 Equity Incentive Plan by the Compensation Committee of the Board of Trustees.

(4)
The amounts shown in the "All Other Compensation" column reflect, for each NEO, the following:

•
the value of premiums paid pursuant to health benefits provided by the Company. For the relevant period, the health and dental care premiums for each NEO (with the exception of Mr. Johnson, whose benefits are not paid by the Company) was $12,243;

•
the value of long-term, short-term and life insurance benefits provided by the Company. For the period, the value of the long-term, short-term and life insurance benefits for each NEO (with the exception of Mr. Johnson, whose benefits are not paid by the Company) was $833;

•
parking benefits of $1,890;

•
for Ms. Hale only, health club premiums equaling $293;

•
for Ms. Hale and for Mr. Bierkan only, the value of the Company match in the Company's 401(k) plan, in the amounts of $4,517 and $1,400, respectively; and

•
dividends on the unvested portion of restricted share awards in the following amounts: Mr. Johnson—$45,744; Mr. Baltimore—$135,472; Ms. Hale—$30,789; and Mr. Bierkan—$38,706.

  The costs of the health and dental insurance, long-term disability, short-term disability and life insurance benefits, health club fees and 401(k) match are paid by the Company for all full-time employees.

Grants of Plan-Based Awards

        The following table sets forth information concerning the grants of plan-based awards made to each NEO for the fiscal year ended December 31, 2011.

	Estimated Future Payouts Under Non-Share Incentive Plan Awards(1)					All Other Share Awards: Number of Shares or Share Units(2) (#)
								Grant Date Fair Value of Shares(3) ($)
Name and Position	Threshold	Target	Maximum	Outperform	Grant Date
Robert L. Johnson Executive Chairman	$262,500	$437,500	$612,500	$787,500	5/16/2011	130,000	(3)	$2,332,200
Thomas J. Baltimore, Jr. President and Chief Executive Officer	$750,000	$1,125,000	$1,500,000	$1,875,000	5/16/2011	385,000		$6,906,900
Leslie D. Hale Chief Financial Officer	$262,500	$350,000	$437,500	$525,000	5/16/2011	87,500		$1,569,750
Ross H. Bierkan Chief Investment Officer	$315,000	$525,000	$735,000	$945,000	5/16/2011	110,000		$1,973,400

(1)
These columns show the range of potential payouts for 2011 performance under out annual incentive cash bonus awards for our executive officers as described in the section titled "Annual Cash Bonus" in the Compensation Discussion and Analysis.

(2)
Represents the grant of restricted common shares to the executive concurrently with the completion of our IPO on May 16, 2011. The awards vest ratably on each of the first 16 quarterly anniversaries of the date of grant.

(3)
Amounts represent the aggregate grant date fair value of shares granted to our NEOs during 2011, calculated in accordance with FASB ASC Topic 718.

 Outstanding Equity Awards at Fiscal Year-End December 31, 2011

        The following table sets forth the outstanding equity awards for each NEO as of December 31, 2011.

Name and Position	Number of Shares That Have Not Vested(1) (#)	Market Value of Shares That Have Not Vested(2) ($)
Robert L. Johnson Executive Chairman	113,750	$1,914,413
Thomas J. Baltimore, Jr. President and Chief Executive Officer	336,876	$5,669,623
Leslie D. Hale Chief Financial Officer	76,564	$1,288,572
Ross H. Bierkan Chief Investment Officer	96,250	$1,619,888

(1)
Represents awards of restricted common shares that were granted on May 16, 2011, all of which vest ratably on each of the first 16 quarterly anniversaries of the date of grant.

(2)
Value based on $16.83 per share, which was the closing price of our common shares on the NYSE on December 30, 2011, the last trading day of 2011.

Vested Share Awards in 2011

        The following table sets forth the number and value of restricted common shares that vested during 2011 for each of our NEOs.

Name and Position	Number of Common Shares Acquired On Vesting(1) (#)	Value Realized on Vesting(2) ($)
Robert L. Johnson Executive Chairman	16,250	$244,644
Thomas J. Baltimore, Jr. President and Chief Executive Officer	48,124	$724,507
Leslie D. Hale Chief Financial Officer	10,936	$164,642
Ross H. Bierkan Chief Investment Officer	13,750	$207,006

(1)
Represents the vested portion of restricted common shares that were awarded to the NEO concurrently with the completion of our IPO on May 16, 2011. The restricted shares vest ratably on each of the first 16 quarterly anniversaries of the date of grant.

(2)
Represents the value of vested shares calculated by multiplying the number of vested shares by the closing price of our common shares on the NYSE on the vesting date or, if the vesting date occurred on a day on which the NYSE was closed for trading, the next trading day.

 Employment Agreements with our Named Executive Officers

  Robert L. Johnson

        Upon completion of our initial public offering, we entered into an employment agreement with Robert L. Johnson, our Executive Chairman. The employment agreement has an initial four-year term with an automatic one-year renewal term unless either we or Mr. Johnson give 60 days' prior notice that the term will not be extended. Our employment agreement with Mr. Johnson provides for a base salary of $350,000, a target bonus of $437,500 (with the actual bonus to be determined by the Compensation Committee), and eligibility for grants of equity. Mr. Johnson is also eligible to participate in all Company benefit plans on the same basis as is available to other senior executives of the Company.

        Pursuant to the employment agreement, Mr. Johnson is entitled to certain additional payments and benefits in the event his employment is terminated under certain circumstances. For a description of these payments and benefits, see "—Potential Payments upon Termination or Change in Control."

        Mr. Johnson's employment agreement contains customary non-competition and non-solicitation covenants that apply during the term and for 24 months after the term.

  Thomas J. Baltimore, Jr.

        Upon completion of our initial public offering, we entered into an employment agreement with Thomas J. Baltimore, our President and Chief Executive Officer. The employment agreement has an initial four-year term with an automatic one-year renewal term unless either we or Mr. Baltimore give 60 days' prior notice that the term will not be extended. Our employment agreement with Mr. Baltimore provides for a base salary of $750,000, a target bonus of $1,125,000 (with the actual bonus to be determined by the Compensation Committee), and eligibility for grants of equity. Mr. Baltimore is also eligible to participate in all Company benefit plans on the same basis as is available to other senior executives of the Company.

        Pursuant to the employment agreement, Mr. Baltimore is entitled to certain additional payments and benefits in the event his employment is terminated under certain circumstances. For a description of these payments and benefits, see "—Potential Payments upon Termination or Change in Control."

        Mr. Baltimore's employment agreement contains customary non-competition and non-solicitation covenants that apply during the term and for 24 months after the term.

  Leslie D. Hale

        Upon completion of our initial public offering, we entered into an employment agreement with Leslie D. Hale, our Chief Financial Officer, Treasurer and Senior Vice President. The employment agreement has an initial three-year term with an automatic one-year renewal term unless either we or Ms. Hale give 60 days' prior notice that the term will not be extended. Our employment agreement with Ms. Hale provides for a base salary of $350,000, a target bonus of $350,000 (with the actual bonus to be determined by the Compensation Committee), and eligibility for grants of equity. Ms. Hale is also eligible to participate in all Company benefit plans on the same basis as is available to other senior executives of the Company.

        Pursuant to the employment agreement, Ms. Hale is entitled to certain additional payments and benefits in the event her employment is terminated under certain circumstances. For a description of these payments and benefits, see "—Potential Payments upon Termination or Change in Control."

        Ms. Hale's employment agreement contains customary non-competition and non-solicitation covenants that apply during the term and for 12 months after the term.

  Ross H. Bierkan

        Upon completion of our initial public offering, we entered into an employment agreement with Ross H. Bierkan, our Chief Investment Officer and Executive Vice President. The employment agreement has an initial four-year term with an automatic one-year renewal term unless either we or Mr. Bierkan give 60 days' prior notice that the term will not be extended. Our employment agreement with Mr. Bierkan provides for a base salary of $420,000, a target bonus of $525,000 (with the actual bonus to be determined by the Compensation Committee), and eligibility for grants of equity. Mr. Bierkan is also eligible to participate in all Company benefit plans on the same basis as is available to other senior executives of the Company.

        Pursuant to the employment agreement, Mr. Bierkan is entitled to certain additional payments and benefits in the event his employment is terminated under certain circumstances. For a description of these payments and benefits, see "—Potential Payments upon Termination or Change in Control."

        Mr. Bierkan's employment agreement contains customary non-competition and non-solicitation covenants that apply during the term and for 24 months after the term.

Potential Payments upon Termination or Change-in-Control

  Various Termination Events

        The following discussion summarizes the amounts that we may be required to pay our NEOs in connection with the following termination events: (i) death or disability of the NEO; (ii) termination by us without "cause" or by the executive for "good reason" (including a termination at or after a "change in control" of the Company, with such terms as defined in our 2011 Equity Incentive Plan); and (iii) the non-renewal of the NEO's employment agreement. The potential payments to our NEOs will vary depending on which one of these termination events occurs.

        Regardless of the reason for any termination of employment, each executive officer is entitled to receive the following benefits upon termination: (1) payment of any unpaid portion of such NEO's base salary through the effective date of termination; (2) reimbursement for any outstanding reasonable business expense; (3) continued insurance benefits to the extent required by law; and (4) payment of any vested but unpaid rights as may be required independent of the employment agreement.

  Termination by us for "Cause" or by the named executive officer without "Good Reason"

        If we terminate any NEO's employment agreement for "cause" or an executive terminates his employment agreement without "good reason," the executive will only receive (i) any accrued and unpaid salary; (ii) any earned but unpaid bonus for the prior year; and (iii) any unpaid bonus earned as of the date of termination for the year of termination.

  Termination by us without "Cause" or by the named executive officer for "Good Reason"

        If we terminate any NEO without "cause" (including non-renewal by us of the initial term for an additional one-year period) or an executive terminates his employment for "good reason," the executive will have the right to receive a severance payment that will consist of: (i) a pro-rata bonus for the year of termination based on the portion of the year that has elapsed and the satisfaction of the performance criteria for such bonus (except in the case of a termination at or after a change of control (as defined in the 2011 Equity Incentive Plan) when satisfaction of the performance criteria is not required); (ii) continued payment by us of the NEO's base salary, as in effect as of the NEO's last day of employment, for a period of 36 months for Messrs. Baltimore, Johnson and Bierkan and 24 months for Ms. Hale (in each case, except for a non-renewal of the initial term as described below); (iii) continued payment for life and health insurance coverage for 24 months for Messrs. Baltimore, Johnson and Bierkan, and 12 months for Ms. Hale, to the same extent we paid for such coverage immediately prior to termination; (iv) for Messrs. Baltimore, Johnson and Bierkan, three times, and for Ms. Hale, two times (in each case, except for a non-renewal of the initial term as described below) the NEO's target annual bonus for the year of termination and highest grant date fair value of annual equity award received by the executive in the prior three calendar years or, if the executive has not been employed for three years, the highest annual equity award of the executive for the year of termination and any prior year during which employed, provided that one quarter of any equity awards made in connection with our initial public offering shall be treated as the annual equity award until there is an annual equity award after the initial public offering; and (v) vesting as of the last day of employment in any unvested portion of any equity awards previously issued to the executive. The foregoing benefits are conditioned upon the executive's execution of a general release of claims.

  Definitions of "Cause" and "Good Reason"

        For purposes of the employment agreements, the term "cause" means any of the following, subject to any applicable cure provisions: (a) the conviction of the executive of any felony; (b) gross negligence or willful misconduct in connection with the performance of the executive's duties; (c) conviction of any other criminal offense involving an act of dishonesty intended to result in substantial personal enrichment of the executive at our expense; or (d) the material breach by the executive of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements with us. The term "good reason" under the employment agreements means any of the following, subject to any applicable cure provisions, without the executive's consent: (a) the assignment to the executive of substantial duties or responsibilities inconsistent with the executive's position with us, or any other action by us that results in a substantial diminution of the executive's duties or responsibilities; (b) a requirement that the executive work principally from a location that is 30 miles further from the executive's residence than our address on the effective date of the executive's employment agreement; (c) a material reduction in the executive's aggregate base salary and other compensation (including the target bonus amount and retirement plan, welfare plans and fringe benefits) taken as a whole, excluding any reductions caused by the failure to achieve performance targets; or (d) any material breach by us of the employment agreement.

  Death or Disability

        If the NEO's employment terminates due to death or disability, in addition to the benefits to be provided regardless of the reason for the termination of employment, the executive's estate is entitled to receive payment of the pro rata share of any performance bonus to which such executive would have been entitled for the year of death or disability regardless of whether the performance criteria has been satisfied and vesting of all unvested equity awards.

  Retirement

        If the NEO's employment terminates due to retirement, in addition to the benefits to be provided regardless of the reason for the termination of employment, the executive is entitled to receive payment of any pro rata share of any performance bonus to which such executive would have been entitled for the year of retirement to the extent the performance goals have been achieved and vesting of all unvested equity awards.

  Non-renewal of Employment Agreement

        If the termination is due to non-renewal of the initial term of the agreements by us, each NEO will be entitled to the amounts set forth above under "—Termination by us for 'Cause' or by the named executive officer without 'Good Reason'," except the amounts received by Messrs. Baltimore, Johnson and Bierkan will be based on continuing base salary for a period of 24 months and they will receive two times their target annual bonus and grant date fair value of annual equity award and Ms. Hale would receive continuing base salary for a period of 12 months and one times her target annual bonus and grant date fair value of annual equity award. If the executive officer's employment terminates due to our failure to extend the term of the employment agreement after the one-year renewal term has ended, in addition to the benefits to be provided regardless of the reason for termination of employment, the executive is entitled to receive (1) payment of any pro rata share of any performance bonus to which such executive would have been entitled for the year of non-renewal to the extent performance goals have been achieved and (2) vesting of all unvested equity awards.

  Quantification of Benefits under the Termination Events

        The tables below set forth the amount that we would be required to pay each of the NEOs under the termination events described above.

Robert L. Johnson:

Executive Benefits and Payments Upon Separation	Without Cause or For Good Reason Termination (Including Change-in-Control) on 12/31/2011		For Cause or Without Good Reason Termination on 12/31/2011(1)	Death, Disability or Retirement on 12/31/2011		Non-Renewal of Employment Agreement
Bonus earned in 2011	$454,805	(2)	$—	$454,805	(2)	$454,805
Accelerated Vesting of Non-Vested Equity Awards	1,914,413	(3)	—	1,914,413	(3)	1,914,413
Medical and Insurance Benefits	—		—	—		—
Cash Severance	4,117,500		—	—		2,745,000

Total	$6,486,718		$—	$2,369,218		$5,114,218

(1)
Upon termination for the indicated reasons, Mr. Johnson would receive (i) payment of any unpaid portion of his base salary through the effective date of termination; (ii) reimbursement for any outstanding reasonable business expense; (iii) continued insurance benefits to the extent required by law; and (iv) payment of any vested but unpaid rights as may be required independent of the employment agreement.

(2)
Upon termination for the indicated reasons, Mr. Johnson would receive earned but unpaid salary and bonus.

(3)
Amount calculated as the number of common shares that have not vested (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2011 Table) multiplied by the closing price of our common shares of $16.83 on December 30, 2011, the last trading day of 2011.

 Thomas J. Baltimore, Jr.:

Executive Benefits and Payments Upon Separation	Without Cause or For Good Reason Termination (Including Change-in- Control) on 12/31/2011		For Cause or Without Good Reason Termination on 12/31/2011(1)	Death, Disability or Retirement on 12/31/2011		Non-Renewal of Employment Agreement
Bonus earned in 2011	$1,162,749	(2)	$—	$1,162,749	(2)	$1,162,749
Accelerated Vesting of Non-Vested Equity Awards	5,669,623	(3)	—	5,669,623	(3)	5,669,623
Medical and Insurance Benefits	44,832		—	—		44,832
Cash Severance	10,822,500		—	—		7,215,000

Total	$17,699,704		$—	$6,832,372		$14,092,204

(1)
Upon termination for the indicated reasons, Mr. Baltimore would receive (i) payment of any unpaid portion of his base salary through the effective date of termination; (ii) reimbursement for any outstanding reasonable business expense; (iii) continued insurance benefits to the extent required by law; and (iv) payment of any vested but unpaid rights as may be required independent of the employment agreement.

(2)
Upon termination for the indicated reasons, Mr. Baltimore would receive earned but unpaid salary and bonus.

(3)
Amount calculated as the number of common shares that have not vested (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2011 Table) multiplied by the closing price of our common shares of $16.83 on December 30, 2011, the last trading day of 2011.

Leslie D. Hale:

Executive Benefits and Payments Upon Separation	Without Cause or For Good Reason Termination (Including Change-in-Control) on 12/31/2011		For Cause or Without Good Reason Termination on 12/31/2011(1)	Death, Disability or Retirement on 12/31/2011		Non-Renewal of Employment Agreement
Bonus earned in 2011	$367,795	(2)	$—	$367,795	(2)	$367,795
Accelerated Vesting of Non-Vested Equity Awards	1,288,572	(3)	—	1,288,572	(3)	1,288,572
Medical and Insurance Benefits	22,416		—	—		22,416
Cash Severance	2,187,500		—	—		1,093,750

Total	$3,866,283		$—	$1,656,367		$2,772,533

(1)
Upon termination for the indicated reasons, Ms. Hale would receive (i) payment of any unpaid portion of her base salary through the effective date of termination; (ii) reimbursement for any outstanding reasonable business expense; (iii) continued insurance benefits to the extent required by law; and (iv) payment of any vested but unpaid rights as may be required independent of the employment agreement.

(2)
Upon termination for the indicated reasons, Ms. Hale would receive earned but unpaid salary and bonus.

(3)
Amount calculated as the number of common shares that have not vested (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2011 Table) multiplied by the closing price of our common shares of $16.83 on December 30, 2011, the last trading day of 2011.

 Ross H. Bierkan:

Executive Benefits and Payments Upon Separation	Without Cause or For Good Reason Termination (Including Change-in-Control) on 12/31/2011		For Cause or Without Good Reason Termination on 12/31/2011(1)	Death, Disability or Retirement on 12/31/2011		Non-Renewal of Employment Agreement
Bonus earned in 2011	$543,690	(2)	$—	$543,690	(2)	$543,690
Accelerated Vesting of Non-Vested Equity Awards	1,619,888	(3)	—	1,619,888	(3)	1,619,888
Medical and Insurance Benefits	44,832		—	—		44,832
Cash Severance	4,320,000		—	—		2,880,000

Total	$6,528,410		$—	$2,163,578		$5,088,410

(1)
Upon termination for the indicated reasons, Mr. Bierkan would receive (i) payment of any unpaid portion of his base salary through the effective date of termination; (ii) reimbursement for any outstanding reasonable business expense; (iii) continued insurance benefits to the extent required by law; and (iv) payment of any vested but unpaid rights as may be required independent of the employment agreement.

(2)
Upon termination for the indicated reasons, Mr. Bierkan would receive earned but unpaid salary and bonus.

(3)
Amount calculated as the number of common shares that have not vested (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2011 Table) multiplied by the closing price of our common shares of $16.83 on December 30, 2011, the last trading day of 2011.

EQUITY COMPENSATION PLAN INFORMATION

        The following table gives information about our common shares that may be issued under our 2011 Equity Incentive Plan as of December 31, 2011.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column)
Equity compensation plans approved by shareholders(1)	—	—	3,874,360
Equity compensation plans not approved by shareholders	—	—	—

Total	—	—	3,874,360

(1)
The 2011 Equity Incentive Plan was approved by our shareholders prior to the completion of our initial public offering.

 REPORT OF THE AUDIT COMMITTEE

        The Audit Committee is currently composed of Messrs. Davis and La Forgia and Ms. McNeal, with Mr. La Forgia serving as its chairperson. The members of the Audit Committee are appointed by and serve at the discretion of the Board of Trustees.

        One of the principal purposes of the Audit Committee is to assist the Board of Trustees in the oversight of the integrity of the Company's financial statements. The Company's management team has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2011 with our management.

        The Audit Committee also is responsible for assisting the Board of Trustees in the oversight of the qualification, independence and performance of the Company's independent auditors. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and those matters required to be discussed by the Statement on Auditing Standards No. 114.

        The Audit Committee has received both the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and had discussed with PricewaterhouseCoopers LLP its independence. In addition, the Audit Committee has considered whether the provision of non-audit services, and the fees charged for such non-audit services, by PricewaterhouseCoopers LLP are compatible with maintaining the independence of PricewaterhouseCoopers LLP from management and the Company.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees that the Company's audited financial statements for 2011 be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC.

Respectfully submitted,
The Audit Committee of the Board of Trustees
ROBERT M. LA FORGIA(Chairman) NATHANIEL A. DAVIS GLENDA G. MCNEAL

        The Audit Committee Report above does not constitute "soliciting material" and will not be deemed "filed" or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

 PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of our common shares and units of limited partnership interest of RLJ Lodging Trust, L.P., which we refer to as the operating partnership, as of March 20, 2012 by (a) each of our trustees, (b) each of our named executive officers, (c) all of our trustees and executive officers as a group, and (d) each person known to us to be the beneficial owner of more than five percent of our common shares. Operating partnership units (the "OP units") are redeemable for an equal number of our common shares or cash, at our election, beginning one year after the date of issuance. Unless otherwise indicated, all shares and OP units are owned directly and the indicated person has sole voting and dispositive power with respect to such shares or OP units. The SEC has defined "beneficial ownership" of a security to mean the possession, directly or indirectly, of voting power and/or dispositive power with respect to such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement.

        Unless otherwise indicated, the address of each person listed below is c/o RLJ Lodging Trust, 3 Bethesda Metro Center, Suite 1000, Bethesda, MD 20814.

Name and Position	Number of Shares and Units Beneficially Owned	% of All Shares(1)	% of All Shares and Units(2)
Robert L. Johnson(3)	1,632,558	1.2%	1.5%
Thomas J. Baltimore, Jr.(4)	1,282,234	1.1%	1.2%
Leslie D. Hale(5)	234,791	*	*
Ross H. Bierkan(6)	507,047	*	*
Evan Bayh	8,316	*	*
Nathaniel A. Davis	69,167	*	*
Robert M. La Forgia	9,167	*	*
Glenda G. McNeal	4,167	*	*
Joseph Ryan.	19,078	*	*
All trustees and executive officers as a group (9 persons)	3,766,525	3.0%	3.5%
More than Five Percent Beneficial Owners
California State Teachers' Retirement System(7)	12,767,554	12.0%	11.9%
The Vanguard Group, Inc.(8)	9,401,010	8.8%	8.7%
General Electric Pension Trust(9)	7,382,424	6.9%	6.9%
California Public Employees' Retirement System(10)	5,690,178	5.3%	5.3%

*
Less than 1%

(1)
The total number of shares deemed outstanding and used in calculating this percentage for the named person(s) is the sum of (a) 106,644,096 common shares outstanding as of March 20, 2012 and (b) the number of common shares issuable to such person(s) upon redemption of limited partnership units owned by such person(s). Amounts shown for individuals assume that all OP units held by the person have been redeemed for our common shares, and amounts for all trustees and executive officers as a group assume all OP units held by such persons, if any, have been redeemed for our common shares.

(2)
The total number of shares and units deemed outstanding and used in calculating this percentage for the named person(s) is the sum of (a) 106,644,096 common shares outstanding as of March 20, 2012 and (b) 894,000 limited partnership units outstanding as of March 20, 2012 (other than such units held by us).

(3)
Includes 335,250 OP units received by Mr. Johnson in connection with the formation transactions effected in connection with our IPO and restricted common shares subject to time vesting.

(4)
Includes 156,450 OP units received by Mr. Baltimore in connection the formation transactions effected in connection with our IPO and restricted common shares subject to time vesting.

(5)
Includes restricted common shares subject to time vesting.

(6)
Includes 67,050 OP units received by Mr. Bierkan in connection with the formation transactions effected in connection with our IPO and restricted common shares subject to time vesting.

(7)
Based on information provided by the California State Teachers' Retirement System in a Schedule 13G filed with the SEC on March 6, 2012. The California State Teachers' Retirement System has sole voting and dispositive power with respect to all of these shares. The address of the California State Teachers' Retirement System 100 Waterfront Plan, MS 04, West Sacramento, CA 95605-2807.

(8)
Based on information provided by The Vanguard Group, Inc. in a Schedule 13G filed with the SEC on February 6, 2012. The Vanguard Group, Inc. has sole voting power with respect to 61,765 shares and sole dispositive power with respect to 9,339,245 of these shares. The address of The Vanguard Group, Inc., as reported by it in the Schedule 13G, is 100 Vanguard Blvd., Malvern, PA 19355.

(9)
Based on information provided in a Schedule 13G filed with the SEC on February 14, 2012 on behalf of behalf of General Electric Company, a New York corporation ("GE"), GE Asset Management Incorporated, a Delaware corporation and a wholly owned subsidiary of GE ("GEAM") and the Trustees of General Electric Pension Trust, a New York common law trust ("GEPT"). GEAM is a registered investment adviser and acts as Investment Manager of GEPT and as Investment Adviser to certain other entities and accounts. GEAM has shared voting and dispositive power with GEPT with respect to all 7,382,424 common shares owned by GEPT and may be deemed to be the beneficial owner of such shares. GEAM and GEPT each expressly disclaim that they are members of a "group." GE disclaims beneficial ownership of all shares and expressly disclaims that it is a member of a "group." The address of GEPT and GEAM is 3001 Summer Street, Stamford, Connecticut 06904. The address of the principal offices of GE is 3135 Easton Turnpike, Fairfield, Connecticut 06828

(10)
Based on information provided by the California Public Employees Retirement Fund in a Schedule 13D filed with the SEC on January 12, 2012. The California Public Employees Retirement Fund has sole voting power with respect to all of these shares. The address of the California Public Employees Retirement Fund, as reported by it in the Schedule 13G, is 400 Q St., Sacramento, CA 95811.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

        The Board of Trustees has adopted a written related person transaction approval policy to further the goal of ensuring that any related person transaction is properly reviewed, approved by the Audit Committee or all of the disinterested trustees of the Board of Trustees, and fully disclosed in accordance with the rules and regulations of the SEC and the NYSE. The policy applies to transactions or arrangements between the Company and any related person, including trustees, trustee nominees, executive officers, greater than 5% shareholders and the immediate family members of each of these groups. They do not, however, apply with respect to general conflicts between the interests of the Company and our employees, officers and trustees, including issues relating to engaging in a competing business and receiving certain benefits from the Company, such as loans or guarantees of obligations, which are reported and handled in accordance with the Company's Code of Business Conduct and Ethics and other procedures and guidelines implemented by the Company from time to time.

        Under the policy, the trustees and executive officers of the Company are responsible for identifying and reporting to our chief compliance officer any proposed transaction with a related person. The Audit Committee will either approve, ratify or reject the transaction or refer the transaction to the full Board of Trustees or another appropriate committee, in its discretion. All related party transactions will be disclosed to the full Board of Trustees.

        The Audit Committee also will review the Company's Related Party Transactions Policy periodically and will report the results of such reviews to the Board.

Related Party Transactions

        The following information summarizes our transactions with related parties.

        Upon completion of the IPO, and related formation transactions, the Company succeeded to the operations and hotel investment and ownership platform of RLJ Development and the lodging assets of RLJ Lodging Fund II, L.P. (and its parallel fund) ("Fund II") and RLJ Real Estate Fund III, L.P. (and its parallel fund) ("Fund III"), which collectively comprise the Company's predecessor ("our predecessor").

        Our predecessor paid monthly fees for management advisory services to the managing member of RLJ Development, an entity in which each of Messrs. Johnson, Baltimore and Bierkan holds an equity interest. Such fees amounted to $0.9 million, $2.3 million and $1.8 million for years ended December 31, 2011, 2010 and 2009 respectively. Upon completion of the IPO and related formation transactions, the management fee obligation of our predecessor ceased to exist.

        RLJ Companies, the parent of certain other companies founded and controlled by our Executive Chairman Robert L. Johnson, and its affiliates, periodically provides or receives services or pays or collects certain amounts to or from the Company. At December 31, 2011, there was approximately $28,000 due from RLJ Companies.

        Our predecessor paid certain costs on behalf of RLJ Development (Mexico), LLC, a related party through common-ownership, and RLJ Development (Mexico), LLC paid for certain amounts on our predecessor's behalf. At December 31, 2011 and December 31, 2010, the amounts due from RLJ Development (Mexico), LLC were zero and $0.7 million, respectively.

        For the years ended December 31, 2011, 2010 and 2009, the Company made charitable contributions to various foundations and charitable organizations totaling $0.2 million, $0.3 million and $0.3 million, respectively. For the years ended December 31, 2011, 2010 and 2009, $25,000, $0.1 million and $0.1 million, respectively, of these charitable contributions were paid to organizations directed by related parties.

        In addition, in connection with the IPO and our formation transactions in May 2011, each of our NEOs and trustees and certain employees received material benefits, including the following:

  •
  Robert L. Johnson, Executive Chairman of our Board, received common shares and OP units, with an initial aggregate value of approximately $26.3 million, in exchange for his ownership interests in our predecessor in our formation transactions. In addition, we granted Mr. Johnson 130,000 restricted shares under our 2011 Equity Incentive Plan, with an initial aggregate value of approximately $2.3 million, subject to vesting requirements.

  •
  Thomas J. Baltimore, Jr., our President, Chief Executive Officer and member of our Board, received common shares and OP units, with an initial aggregate value of approximately $14.0 million, in exchange for his ownership interests in our predecessor in our formation transactions. In addition, we granted Mr. Baltimore 385,000 restricted shares under our 2011 Equity Incentive Plan, with an initial aggregate value of approximately $6.9 million, subject to vesting requirements.

  •
  Leslie D. Hale, our Chief Financial Officer, Treasurer and Senior Vice President, received common shares, with an initial aggregate value of approximately $2.1 million, in exchange for her ownership interests in our predecessor in our formation transactions. In addition, we granted Ms. Hale 87,500 restricted shares under our 2011 Equity Incentive Plan, with an initial aggregate value of approximately $1.6 million, subject to vesting requirements.

  •
  Ross H. Bierkan, our Chief Investment Officer and Executive Vice President, received common shares and OP units, with an initial aggregate value of approximately $6.5 million, in exchange for his ownership interests in our predecessor in our formation transactions. In addition, we granted Mr. Bierkan 110,000 restricted shares under our 2011 Equity Incentive Plan, with an initial aggregate value of approximately $2.0 million, subject to vesting requirements.

        In addition, we granted to each of our non-employee trustees 4,166 restricted shares with an initial value of approximately $75,000 under our 2011 Equity Incentive Plan, subject to vesting requirements. For more information regarding grants of restricted shares to our non-employee trustees, see "Corporate Governance and Board Matters—Trustee Compensation."

        The restricted share awards granted to our executive officers and employees upon completion of the IPO will vest in 16 approximately equal, quarterly installments on each of the first 16 quarterly anniversaries of the date of the grant, subject to the executive officer's or employee's continued employment with us. The restricted share awards granted to our non-employee trustees upon completion of the IPO will vest ratably on the first four quarterly anniversaries of the date of grant, subject to the trustee's continued service on our Board.

Employment Agreements

        We entered into an employment agreement with each of our NEOs effective upon completion of the IPO. These employment agreements provide for base salary, bonus and other benefits, including accelerated vesting of equity awards upon a termination of the executive's employment under certain circumstances. For a description of these employment agreements, see "Compensation of Executive Officers—Employment Agreements with our Named Executive Officers" and "Compensation of Executive Officers—Potential Payments upon Termination or Change in Control."

Indemnification Agreements for Officers and Trustees

        We entered into indemnification agreements with each of our executive officers and trustees that obligate us to indemnify them to the maximum extent permitted by Maryland law. The indemnification agreements provide that, if a trustee or executive officer is a party or is threatened to be made a party to any proceeding by reason of such trustee's or executive officer's status as our trustee, officer or employee, we must indemnify such trustee or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

  •
  the act or omission of the trustee or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

  •
  the trustee or executive officer actually received an improper personal benefit in money, property or services; or

  •
  with respect to any criminal action or proceeding, the trustee or executive officer had reasonable cause to believe that his or her conduct was unlawful;

provided, however, that we will (1) have no obligation to indemnify such trustee or executive officer for a proceeding by or in the right of the Company, for expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, if it has been adjudged that such trustee or executive officer is liable to us with respect to such proceeding and (2) have no obligation to indemnify or advance expenses of such trustee or executive officer for a proceeding brought by such trustee or executive officer against the Company, except for a proceeding brought to enforce indemnification under Section 2-418 of the Maryland General Corporation Law ("MGCL") or as otherwise provided by our bylaws, our declaration of trust, a resolution of our Board or an agreement approved by our Board. Under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the trustee or officer was adjudged liable on the basis that a personal benefit was improperly received.

        Upon application by one of our trustees or executive officers to a court of appropriate jurisdiction, the court may order indemnification of such trustee or executive officer if:

  •
  the court determines that such trustee or executive officer is entitled to indemnification under Section 2-418(d)(1) of the MGCL, in which case the trustee or executive officer shall be entitled to recover from us the expenses of securing such indemnification; or

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  the court determines that such trustee or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the trustee or executive officer has met the standards of conduct set forth in Section 2-418(b) of the MGCL or has been adjudged liable for receipt of an "improper personal benefit" under Section 2-418(c) of the MGCL; provided, however, that our indemnification obligations to such trustee or executive officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by us or in our right or in which such trustee or executive officer shall have been adjudged liable for receipt of an improper personal benefit under Section 2-418(c) of the MGCL.

        Notwithstanding, and without limiting, any other provisions of the indemnification agreements, if a trustee or executive officer is a party or is threatened to be made a party to any proceeding by reason of such trustee's or executive officer's status as our trustee, executive officer or employee, and such trustee or executive officer is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, we must indemnify such trustee or executive officer for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

        We must pay all indemnifiable expenses in advance of the final disposition of any proceeding if the trustee or executive officer furnishes us with a written affirmation of the trustee's or executive officer's good faith belief that the standard of conduct necessary for indemnification by us has been met and a written undertaking to reimburse us if a court of competent jurisdiction determines that the trustee or executive officer is not entitled to indemnification.

        Our declaration of trust and bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former trustee or officer (including any individual who, at our request, serves or has served as a director, trustee, officer, partner, member, employee or agent of another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise) against any claim or liability to which he or she may become subject by reason of service in such capacity and (2) any present or former trustee or officer who has been successful in the defense of a proceeding to which he or she was made a party by reason of service in such capacity. Our declaration of trust and bylaws also permit us, with the approval of our Board, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

Registration Rights Agreement

        In connection with our formation transactions, our operating partnership issued an aggregate of 894,000 OP units to RLJ Development (an entity in which each of Messrs. Johnson, Baltimore and Bierkan hold an equity interest) as consideration for substantially all of its assets and liabilities. Beginning on or after the date which is 12 months after the completion of the IPO, limited partners of the operating partnership and certain qualifying assignees of a limited partner have the right to require our operating partnership to redeem part or all of their OP units for cash, or, at our election, common shares on a one-for-one basis, based upon the fair market value of an equivalent number of common shares at the time of the redemption, subject to the restrictions on ownership and transfer of our shares set forth in our declaration of trust. Our declaration of trust provides that unless exempted by our Board, no person or entity (other than a person or entity who has been granted an exception) may directly or indirectly, beneficially or constructively, own more than 9.8% of the aggregate of our outstanding common shares, by value or by number of shares, whichever is more restrictive, or 9.8% of the aggregate of the outstanding preferred shares of any class or series, by value or by number of shares, whichever is more restrictive.

        Upon completion of the IPO and our formation transactions, we entered into registration rights agreement with RLJ Development relating to the OP units. Under the registration rights agreement, subject to certain exceptions, we are required to use commercially reasonable efforts to cause to be filed a registration statement covering the resale of our common shares issuable, at our option, in exchange for OP units issued in our formation transactions. In addition, commencing 365 days after the closing of the IPO, we will be required, upon request from the parties subject to such registration rights agreement, to use our commercially reasonable efforts to register for resale the common shares issued in connection with the redemption of such OP units; provided, however, the holders of such common shares issued in connection with the redemption of OP units collectively may not exercise such registration rights more than once in any consecutive six month period. Under such registration rights agreement, such holders are entitled to receive notice of any underwritten public offering on behalf of investors in Fund II and Fund III receiving our common shares in our formation transactions at least 10 business days prior to the anticipated filing date of such registration statement. Such holders may request in writing within five business days following receipt of such notice to participate in such underwritten public offering; provided that if the aggregate dollar amount or number of common shares as to which registration has been demanded exceeds the maximum dollar amount or maximum number of securities that can be sold in such offering without adversely affecting its success, the common shares issued in connection with the redemption of OP units may be excluded from such underwritten public offering.

Sublease Agreement with RLJ Companies

        Under a lease dated as of June 28, 2005, RLJ Development leased office space in Bethesda, Maryland, where our headquarters are located. RLJ Development historically subleased a portion of the office space subject to the lease to RLJ Companies. Under the terms of the sublease, RLJ Companies paid RLJ Development monthly rent at the same rate at which RLJ Development paid rent to the owner of the building, based on the number of rentable square feet RLJ Companies occupied under the sublease relative to the total rentable square feet available to RLJ Development under the lease agreement. RLJ Companies also was responsible for its allocable share of operating costs, including, among others, utility costs and common area costs. As of March 31, 2011, RLJ Companies subleased approximately 14,200 square feet of office space from RLJ Development, and the annualized rent payable by the RLJ Companies to RLJ Development was approximately $590,000. In connection with our formation transactions and the IPO, we assumed the lease from RLJ Development, allowing our continued use of the office space as our corporate headquarters. In addition, subsequent to the consummation of our formation transactions and the IPO, the sublease with the RLJ Companies has remained in full force and effect, which provides that RLJ Companies pay us rent for its allocable share of the leased space. The primary lease and the sublease both expire on June 28, 2015, and the primary lease can be renewed for one additional five-year period at our option, subject to the satisfaction of certain criteria.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires that our executive officers and trustees, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Executive officers, trustees and greater than 10% shareholders are required by the SEC to furnish us with copies of all Forms 3, 4 and 5 that they file.

        Based on our review of the copies of such forms, and/or on written representations from the reporting persons that they were not required to file a Form 5 for the fiscal year, we believe that these filing requirements were satisfied by the reporting persons during 2011, except for the following: neither California State Teachers' Retirement System nor the California Public Employees' Retirement System, both of which owned greater than 10% of our common shares for all or part of 2011, filed the required reports to disclose the acquisition of common shares in our formation transactions or any other transactions in our common shares during 2011.

Other Matters to Come Before the 2012 Annual Meeting

        No other matters are to be presented for action at the annual meeting other than as set forth in this Proxy Statement. If other matters properly come before the meeting, however, the persons named in the accompanying proxy card will vote all proxies solicited by this Proxy Statement as recommended by our Board of Trustees, or, if no such recommendation is given, in their own discretion.

Shareholders Proposals and Nominations for the 2013 Annual Meeting

        Any shareholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act, to be considered for inclusion in our proxy materials for the next annual meeting of shareholders must be received at our principal executive offices no later than November 30, 2012.

        In addition, any shareholder who wishes to propose a nominee to the Board of Trustees or propose any other business to be considered by the shareholders (other than a shareholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange

Act) must comply with the advance notice provisions and other requirements of Article II, Section 12 of our bylaws, which are on file with the SEC and may be obtained from Investor Relations upon request. These notice provisions require that nominations of persons for election to the Board of Trustees and the proposal of business to be considered by the shareholders for the 2013 annual meeting must be received no earlier than October 31, 2012 and no later than November 30, 2012.

Householding of Proxy Materials

        If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as "householding." If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report and proxy to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this Proxy Statement or our annual report, we will send a copy to you if you address your written request to or call RLJ Lodging Trust, 3 Bethesda Metro Center, Suite 1000, Bethesda, MD 20814, Attention: Investor Relations (telephone number:301.280.7754. If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting Investor Relations in the same manner.

 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 4, 2012

        This Proxy Statement, our Annual Report to Shareholders and our Annual Report on Form 10-K for the year ended December 31, 2011 are available on our website at www.rljlodgingtrust.com under the Investor Relations section of the website. In addition, our shareholders may access this information, as well as transmit their voting instructions, at www.proxyvote.com by having their proxy card and related instructions in hand.

        Additional copies of this Proxy Statement, our Annual Report to Shareholders or our Annual Report on Form 10-K for the year ended December 31, 2011 will be furnished to our shareholders upon written request to the Corporate Secretary at the mailing address for our executive offices set forth on the first page of this Proxy Statement. If requested by eligible shareholders, we will provide copies of exhibits to our Annual Report on Form 10-K for the year ended December 31, 2011 for a reasonable fee.

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By Order of the Board of Trustees,

Anita Cooke Wells
Corporate Secretary

Bethesda, Maryland
March 30, 2012

The Board of Trustees Recommends a Vote FOR Items 1 through 3 and 1 year for Item 4. 1. Election of Trustees: FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 01 Robert L. Johnson 05 Robert M. La Forgia 02 Thomas J. Baltimore, Jr. 06 Glenda G. McNeal 03 Evan Bayh 07 Joseph Ryan 04 Nathaniel A. Davis 2. The ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2012. For Against Abstain 3. An advisory vote to approve the compensation of our named executive officers, as such compensation is set forth in our 2012 Proxy Statement, which is commonly referred to as “Say-On-Pay”. For Against Abstain 4. An advisory vote on the frequency of future shareholder advisory votes to approve the compensation of our named executive officers, which is commonly referred to as “Say-When-On-Pay”. 1 Year 2 Years 3 Years Abstain 5. To transact such other business as may properly come before the meeting or any adjournments or postponements of the Annual Meeting. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. Date Signature(s) in Box Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, adminis trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. COMPANY # Please fold here – Do not separate TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD. TO VOTE BY MAIL AS THE BOARD OF TRUSTEES RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. Address Change? Mark box, sign, and indicate changes below: Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

RLJ Lodging Trust ANNUAL MEETING OF STOCKHOLDERS Friday, May 4, 2012 8:30 a.m. Eastern Time Bethesda Hyatt Hotel 7400 Wisconsin Avenue Bethesda, MD 20814 RLJ Lodging Trust 3 Bethesda Metro Center Suite 1000 Bethesda, MD 20814 proxy This Proxy is solicited by the Board of Trustees for use at the Annual Meeting on May 4, 2012. The shares of stock you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the Proxy will be voted “FOR” Items 1, 2, 3 and every year for Item 4. By signing the Proxy, you revoke all prior proxies and appoint Robert L. Johnson and Thomas J. Baltimore, Jr., and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your Proxy card. INTERNET PHONE MAIL www.eproxy.com/rlj 1-800-560-1965 Mark, sign and date your Proxy Use the Internet to vote your Proxy Use a touch-tone telephone to card and return it in the until 11:59 p.m. (CT) on vote your Proxy until 11:59 p.m. postage-paid envelope provided. May 3, 2012. (CT) on May 3, 2012. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy card.